Exhibit 99.2

FINANCIAL STATEMENTS

DPL INC.

DPL INC.

CONDENSED CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
$ in millions except per share amounts	Successor	Predecessor	Successor	Predecessor

Revenues	$382.0	$433.3	$816.0	$913.9

Cost of revenues:
Fuel	68.9	92.1	166.3	191.9
Purchased power	80.3	113.6	175.1	234.4
Amortization of intangibles	19.2	—	47.0	—
Total cost of revenues	168.4	205.7	388.4	426.3

Gross margin	213.6	227.6	427.6	487.6

Operating expenses:
Operation and maintenance	103.8	106.8	205.5	206.2
Depreciation and amortization	31.1	35.1	62.5	70.2
General taxes	21.3	19.9	43.0	44.6
Total operating expenses	156.2	161.8	311.0	321.0

Operating income	57.4	65.8	116.6	166.6

Other income / (expense), net:
Investment income	0.2	0.1	0.3	0.2
Interest expense	(32.4)	(17.6)	(62.0)	(34.5)
Charge for early redemption of debt	—	—	—	(15.3)
Other income / (deductions)	(0.9)	(0.3)	(1.2)	(0.7)
Total other income / (expense), net	(33.1)	(17.8)	(62.9)	(50.3)

Earnings before income tax	24.3	48.0	53.7	116.3

Income tax expense	12.4	16.3	20.1	41.1
Net income	$11.9	$31.7	$33.6	$75.2

Average number of common shares outstanding (millions):
Basic	N/A	114.2	N/A	114.1
Diluted	N/A	114.9	N/A	114.7

Earnings per share of common stock:
Basic	N/A	$0.28	N/A	$0.66
Diluted	N/A	$0.28	N/A	$0.66

Dividends paid per share of common stock	N/A	$0.3325	N/A	$0.6650

See Notes to Condensed Consolidated Financial Statements.

These interim statements are unaudited.

DPL INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME / (LOSS)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
$ in millions	Successor	Predecessor	Successor	Predecessor

Net income (loss)	$11.9	$31.7	$33.6	$75.2

Available-for-sale securities activity:
Change in fair value of available-for-sale securities, net of income base benefit / (expense) of $0.1 and $0.0, respectively, for the three months and $(0.2) and $0.0, respectively for the six months	(0.1)	—	0.3	—

Total change in fair value of available-for-sale securities	(0.1)	—	0.3	—

Derivative activity:
Change in derivative fair value, net of income tax expense of $7.4 and $6.0, respectively, for the three months and $3.3 and $5.4, respectively, for the six months	(13.4)	(11.3)	(5.8)	(10.1)
Reclassification of earnings, net of income tax (expense) / benefit of $0.0 and $(1.0), respectively, for the three months and $0.7 and $(1.3), respectively, for the six months	0.1	1.3	(0.8)	1.3

Total change in fair value of derivatives	(13.3)	(10.0)	(6.6)	(8.8)

Pension and postretirement activity:
Reclassification to earnings, net of income tax benefit / (expense) of $0.0 and $(0.3), respectively, for the three months and $0.0 and $(0.8), respectively for the six months	(0.1)	0.4	(0.1)	1.6

Total change in unfunded pension obligation	(0.1)	0.4	(0.1)	1.6

Other comprehensive income / (loss)	(13.5)	(9.6)	(6.4)	(7.2)

Net comprehensive income / (loss)	$(1.6)	$22.1	$27.2	$68.0

See Notes to Condensed Consolidated Financial Statements.

These interim statements are unaudited.

DPL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2012	2011
$ in millions	Successor	Predecessor
Cash flows from operating activities:
Net income	$33.6	$75.2
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation and amortization	62.5	70.2
Amortization of other assets	47.0	—
Amortization of debt market value adjustments	(9.5)	—
Deferred income taxes	(3.1)	37.5
Charge for early redemption of debt	—	15.3
Changes in certain assets and liabilities:
Accounts receivable	9.6	19.5
Inventories	(1.2)	1.2
Prepaid taxes	0.3	(20.7)
Taxes applicable to subsequent years	40.7	31.8
Deferred regulatory costs, net	0.1	8.9
Accounts payable	7.9	(5.9)
Accrued taxes payable	(50.6)	(33.4)
Accrued interest payable	1.5	2.0
Pension, retiree and other benefits	4.6	(42.7)
Unamortized investment tax credit	(0.1)	(1.4)
Insurance and claims costs	—	3.7
Other	(0.2)	23.9
Net cash provided by operating activities	143.1	185.1

Cash flows from investing activities:
Capital expenditures	(110.5)	(91.4)
Purchase of MC Squared	—	(8.2)
Purchases of short-term investments and securities	—	(1.7)
Sales of short-term investments and securities	—	70.9
Other investing activities, net	—	1.8
Net cash used for investing activities	(110.5)	(28.6)

Cash flows from financing activities:
Dividends paid on common stock	(45.0)	(76.4)
Contributions to additional paid-in capital from parent	0.3	—
Payment to former warrant holders	(9.0)	—
Retirement of long-term debt	(0.1)	—
Early redemption of Capital Trust II notes	—	(122.0)
Premium paid for early redemption of debt	—	(12.2)
Payment of MC Squared debt	—	(13.5)
Withdrawals from revolving credit facilities	—	50.0
Repayment of borrowing from revolving credit facilities	—	(50.0)
Exercise of stock options	—	1.4
Exercise of warrants	—	14.7
Tax impact related to exercise of stock options	—	0.3
Net cash used for financing activities	(53.8)	(207.7)

Cash and cash equivalents:
Net change	(21.2)	(51.2)
Balance at beginning of period	173.5	124.0
Cash and cash equivalents at end of period	$152.3	$72.8

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$66.7	$30.3
Income taxes paid, net	$21.6	$24.7
Non-cash financing and investing activities:
Accruals for capital expenditures	$25.3	$22.6
Long-term liability incurred for purchase of plant assets	$—	$18.7

See Notes to Condensed Consolidated Financial Statements.

These interim statements are unaudited.

DPL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	At	At
	June 30,	December 31,
	2012	2011
$ in millions	Successor
ASSETS

Current assets:
Cash and cash equivalents	$152.3	$173.5
Accounts receivable, net (Note 3)	208.1	219.1
Inventories (Note 3)	127.0	125.8
Taxes applicable to subsequent years	35.8	76.5
Regulatory assets, current (Note 4)	22.3	20.8
Other prepayments and current assets	35.2	36.2
Total current assets	580.7	651.9

Property, plant and equipment:
Property, plant and equipment	2,525.0	2,360.3
Less: Accumulated depreciation and amortization	(121.7)	(7.5)
	2,403.3	2,352.8

Construction work in process	145.2	152.3
Total net property, plant and equipment	2,548.5	2,505.1

Other noncurrent assets:
Regulatory assets, non-current (Note 4)	170.9	177.8
Goodwill	2,568.1	2,568.1
Intangible assets, net of amortization	98.3	142.4
Other deferred assets	42.3	51.8
Total other noncurrent assets	2,879.6	2,940.1

Total Assets	$6,008.8	$6,097.1

See Notes to Condensed Consolidated Financial Statements.

These interim statements are unaudited.

DPL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	At	At
	June 30,	December 31,
	2012	2011
$ in millions	Successor
LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities:
Current portion - long-term debt (Note 6)	$0.4	$0.4
Accounts payable	111.0	111.1
Accrued taxes	64.9	76.3
Accrued interest	32.0	30.2
Customer security deposits	16.5	15.9
Regulatory liabilities, current (Note 4)	—	0.5
Dividends payable	25.0	—
Insurance and claims costs	14.2	14.2
Other current liabilities	60.3	61.1
Total current liabilities	324.3	309.7

Noncurrent liabilities:
Long-term debt (Note 6)	2,619.2	2,628.9
Deferred taxes (Note 7)	497.9	505.7
Taxes payable	56.4	96.9
Regulatory liabilities, non-current (Note 4)	118.2	118.6
Pension, retiree and other benefits	47.2	47.5
Derivative liability	42.2	36.9
Unamortized investment tax credit	3.5	3.6
Other deferred credits	94.2	100.2
Total noncurrent liabilities	3,478.8	3,538.3

Redeemable preferred stock of subsidiary	18.4	18.4

Commitments and contingencies (Note 13)

Common shareholder’s equity:

Common stock:

	Successor
	No par value
	June 30, 2012	December 31, 2011
Shares authorized	1,500	1,500
Shares issued	1	1
Shares outstanding	1	1
Other paid-in capital			2,236.6	2,237.3
Accumulated other comprehensive income / (loss)			(6.8)	(0.4)
Retained earnings / (deficit)			(42.5)	(6.2)
Total common shareholder’s equity			2,187.3	2,230.7

Total Liabilities and Shareholder’s Equity			$6,008.8	$6,097.1

See Notes to Condensed Consolidated Financial Statements.

These interim statements are unaudited.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.     Overview and Summary of Significant Accounting Policies

Description of Business

DPL is a diversified regional energy company organized in 1985 under the laws of Ohio.  DPL’s two reportable segments are the Utility segment, comprised of its DP&L subsidiary, and the Competitive Retail segment, comprised of its DPLER operations, which include the operations of DPLER’s wholly owned subsidiary MC Squared.  Refer to Note 14 for more information relating to these reportable segments.

On November 28, 2011, DPL was acquired by AES in the Merger and DPL became a wholly owned subsidiary of AES.  See Note 2.

DP&L is a public utility incorporated in 1911 under the laws of Ohio.  DP&L is engaged in the generation, transmission, distribution and sale of electricity to residential, commercial, industrial and governmental customers in a 6,000 square mile area of West Central Ohio.  Electricity for DP&L’s 24 county service area is primarily generated at eight coal-fired power plants and is distributed to more than 500,000 retail customers.  Principal industries served include automotive, food processing, paper, plastic manufacturing and defense.

DP&L’s sales reflect the general economic conditions and seasonal weather patterns of the area.  DP&L sells any excess energy and capacity into the wholesale market.

DPLER sells competitive retail electric service, under contract, to residential, commercial and industrial customers.  DPLER’s operations include those of its wholly owned subsidiary, MC Squared, which was acquired on February 28, 2011.  DPLER has approximately 70,000 customers currently located throughout Ohio and Illinois.  DPLER does not own any transmission or generation assets, and all of DPLER’s electric energy was purchased from DP&L or PJM to meet its sales obligations.  DPLER’s sales reflect the general economic conditions and seasonal weather patterns of the areas it serves.

DPL’s other significant subsidiaries include DPLE, which owns and operates peaking generating facilities from which it makes wholesale sales of electricity and MVIC, our captive insurance company that provides insurance services to us and our subsidiaries.  All of DPL’s subsidiaries are wholly owned.

DPL also has a wholly owned business trust, DPL Capital Trust II, formed for the purpose of issuing trust capital securities to investors.

DP&L’s electric transmission and distribution businesses are subject to rate regulation by federal and state regulators while its generation business is deemed competitive under Ohio law.  Accordingly, DP&L applies the accounting standards for regulated operations to its electric transmission and distribution businesses and records regulatory assets when incurred costs are expected to be recovered in future customer rates, and regulatory liabilities when current cost recoveries in customer rates relate to expected future costs.

DPL and its subsidiaries employed 1,493 people as of June 30, 2012, of which 1,446 employees were employed by DP&L.  Approximately 53% of all employees are under a collective bargaining agreement which expires on October 31, 2014.

Financial Statement Presentation

DPL’s Condensed Consolidated Financial Statements include the accounts of DPL and its wholly owned subsidiaries except for DPL Capital Trust II which is not consolidated, consistent with the provisions of GAAP.  DP&L’s undivided ownership interests in certain coal-fired generating plants are included in the financial statements at amortized cost, which was adjusted to fair value at the Merger date for DPL Inc.  Operating revenues and expenses are included on a pro-rata basis in the corresponding lines in the Condensed Consolidated Statement of Operations.  See Note 5 for more information.

Certain excise taxes collected from customers have been reclassified out of operating expenses in the 2011 presentation to conform to AES’ presentation of these items.  These taxes are presented net within revenue.  Certain immaterial amounts from prior periods have been reclassified to conform to the current reporting presentation.

All material intercompany accounts and transactions are eliminated in consolidation.

These financial statements have been prepared in accordance with GAAP for interim financial statements and with the instructions of Form 10-Q and Regulation S-X.  Accordingly, certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with GAAP have been omitted from this interim report.  Therefore, our interim financial statements in this report should be read along with the annual financial statements included in our Form 10-K for the fiscal year ended December 31, 2011.

In the opinion of our management, the Condensed Consolidated Financial Statements presented in this report contain all adjustments necessary to fairly state our financial condition as of June 30, 2012; our results of operations for the three and six months ended June 30, 2012 and our cash flows for the six months ended June 30, 2012.  Unless otherwise noted, all adjustments are normal and recurring in nature.  Due to various factors, including but not limited to, seasonal weather variations, the timing of outages of electric generating units, changes in economic conditions involving commodity prices and competition, and other factors, interim results for the three and six months ended June 30, 2012 may not be indicative of our results that will be realized for the full year ending December 31, 2012.

The preparation of financial statements in conformity with GAAP requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the revenues and expenses of the periods reported.  Actual results could differ from these estimates.  Significant items subject to such estimates and judgments include:  the carrying value of property, plant and equipment; unbilled revenues; the valuation of derivative instruments; the valuation of insurance and claims liabilities; the valuation of allowances for receivables and deferred income taxes; regulatory assets and liabilities; reserves recorded for income tax exposures; litigation; contingencies; the valuation of AROs; assets and liabilities related to employee benefits; goodwill; and intangibles.

On November 28, 2011, AES completed the Merger with DPL.  As a result of the Merger, DPL is an indirectly wholly owned subsidiary of AES.  DPL’s basis of accounting incorporates the application of FASC 805, “Business Combinations” (FASC 805) as of the date of the Merger.  FASC 805 requires the acquirer to recognize and measure identifiable assets acquired and liabilities assumed at fair value as of the Merger date.  DPL’s Condensed Consolidated Financial Statements and accompanying footnotes have been segregated to present pre-merger activity as the “Predecessor” Company and post-merger activity as the “Successor” Company.  Purchase accounting impacts, including goodwill recognition, have been “pushed down” to DPL, resulting in the assets and liabilities of DPL being recorded at their respective fair values as of November 28, 2011.  These adjustments are subject to change as AES finalizes its purchase price allocation during the applicable measurement period.

As a result of the push down accounting, DPL’s Condensed Consolidated Statements of Operations subsequent to the Merger include amortization expense relating to purchase accounting adjustments and depreciation of fixed assets based upon their fair value.  Therefore, the DPL financial data prior to the Merger will not generally be comparable to its financial data subsequent to the Merger.

DPL remeasured the carrying amount of all of its assets and liabilities to fair value, which resulted in the recognition of approximately $2,568.1 million of goodwill.  FASC 350, “Intangibles — Goodwill and Other,” requires that goodwill be tested for impairment at the reporting unit level at least annually or more frequently if impairment indicators are present.  In evaluating the potential impairment of goodwill, we make estimates and assumptions about revenue, operating cash flows, capital expenditures, growth rates and discount rates based on our budgets and long term forecasts, macroeconomic projections, and current market expectations of returns on similar assets.  There are inherent uncertainties related to these factors and management’s judgment in applying these factors.  Generally, the fair value of a reporting unit is determined using a discounted cash flow valuation model.  We could be required to evaluate the potential impairment of goodwill outside of the required annual assessment process if we experience situations, including but not limited to:  deterioration in general economic conditions; changes to our operating or regulatory environment; increased competitive environment; increase in fuel costs particularly when we are unable to pass its effect to customers; negative or declining cash flows; loss of a key contract or customer, particularly when we are unable to replace it on equally favorable terms; or adverse actions or assessments by a regulator.  These types of events and the resulting analyses could result in goodwill impairment expense, which could substantially affect our results of operations for those periods.

As part of the purchase accounting, values were assigned to various intangible assets, including customer relationships, customer contracts and the value of our ESP.

Sale of Receivables

In the first quarter of 2012, DPLER began selling receivables from DPLER customers in Duke Energy’s territory to Duke Energy.  These sales are at face value for cash at the billed amounts for DPLER customers’ use of energy.  There is no recourse or any other continuing involvement associated with the sold receivables.  Total receivables sold during the three and six months ended June 30, 2012 were $4.0 million and $5.2 million, respectively.

Property, Plant and Equipment

We record our ownership share of our undivided interest in jointly-held plants as an asset in property, plant and equipment.  Property, plant and equipment are stated at cost.  For regulated transmission and distribution property, cost includes direct labor and material, allocable overhead expenses and an allowance for funds used during construction (AFUDC).  AFUDC represents the cost of borrowed funds and equity used to finance regulated construction projects.  For non-regulated property, cost also includes capitalized interest.  Capitalization of AFUDC and interest ceases at either project completion or at the date specified by regulators.  AFUDC and capitalized interest was $1.2 million and $1.1 million during the three months and $2.6 million and $2.2 million during the six months ended June 30, 2012 and 2011, respectively.

For unregulated generation property, cost includes direct labor and material, allocable overhead expenses and interest capitalized during construction using the provisions of GAAP relating to the accounting for capitalized interest.

For substantially all depreciable property, when a unit of property is retired, the original cost of that property less any salvage value is charged to Accumulated depreciation and amortization.

Property is evaluated for impairment when events or changes in circumstances indicate that its carrying amount may not be recoverable.

Intangibles

Intangibles include emission allowances, renewable energy credits, customer relationships, customer contracts and the value of our ESP.  Emission allowances are carried on a first-in, first-out (FIFO) basis for purchased emission allowances.  In addition, we recorded emission allowances at their fair value as of the Merger date.  Net gains or losses on the sale of excess emission allowances, representing the difference between the sales proceeds and the cost of emission allowances, are recorded as a component of our fuel costs and are reflected in Operating income when realized.  During the six months ended June 30, 2012 and 2011, DPL had no gains for the sale of emission allowances.  Beginning in January 2010, part of the gains on emission allowances were used to reduce the overall fuel rider charged to our SSO retail customers.

Customer relationships recognized as part of the purchase accounting associated with the Merger are amortized over ten to seventeen years and customer contracts are amortized over the average length of the contracts.  The ESP is amortized over one year on a straight-line basis.  Emission allowances are amortized as they are used in our operations on a FIFO basis.  Renewable energy credits are amortized as they are used or retired.

Prior to the Merger date, emission allowances and renewable energy credits were carried as inventory.  Emission allowances and renewable energy credits are now carried as intangibles in accordance with AES’ policy.  The amounts for 2011 have been reclassified to reflect this change in presentation.

Accounting for Taxes Collected from Customers and Remitted to Governmental Authorities

DPL collects certain excise taxes levied by state or local governments from its customers.  Prior to the Merger date, certain excise and other taxes were recorded gross.  Effective on the Merger date, these taxes are accounted for on a net basis and recorded as a reduction in revenues for presentation in accordance with AES policy.  The amounts for the three months ended June 30, 2012 and 2011 were $11.9 million and $11.6 million, respectively.  The amounts for the six months ended June 30, 2012 and 2011 were $24.8 million and $25.7 million, respectively.  The 2011 amounts were reclassified to conform to this presentation.

Share-Based Compensation

We measure the cost of employee services received and paid with equity instruments based on the fair-value of such equity instrument on the grant date.  This cost is recognized in results of operations over the period that employees are required to provide service.  Liability awards are initially recorded based on the fair-value of equity instruments and are to be re-measured for the change in stock price at each subsequent reporting date until the liability is ultimately settled.  The fair-value for employee share options and other similar instruments at the grant date are estimated using option-pricing models and any excess tax benefits are recognized as an addition to paid-in capital.  The reduction in income taxes payable from the excess tax benefits is presented in the Condensed Consolidated Statements of Cash Flows within Cash flows from financing activities.  As a result of the Merger (see Note 2), vesting of all DPL share-based awards was accelerated as of the Merger date, and none are in existence at June 30, 2012.

Recently Issued Accounting Standards

Offsetting Assets and Liabilities

In December 2011, the FASB issued ASU 2011-11 “Disclosures about Offsetting Assets and Liabilities” (ASU 2011-11) effective for interim and annual reporting periods beginning on or after January 1, 2013.  We expect to adopt this ASU on January 1, 2013.  This standard updates FASC 210, “Balance Sheet.”  ASU 2011-11 updates the disclosures for financial instruments and derivatives to provide more transparent information around the offsetting of assets and liabilities.  Entities are required to disclose both gross and net information about both instruments and transactions eligible for offset in the statement of financial position and/or subject to an agreement similar to a master netting agreement.  We do not expect these new rules to have a material impact on our overall results of operations, financial position or cash flows.

Recently Adopted Accounting Standards

Fair Value Disclosures

In May 2011, the FASB issued ASU 2011-04 “Fair Value Measurements” (ASU 2011-04) effective for interim and annual reporting periods beginning after December 15, 2011.  We adopted this ASU on January 1, 2012.  This standard updates FASC 820, “Fair Value Measurements.”  ASU 2011-04 essentially converges US GAAP guidance on fair value with the IFRS guidance.  The ASU requires more disclosures around Level 3 inputs.  It also increases reporting for financial instruments disclosed at fair value but not recorded at fair value and provides clarification of blockage factors and other premiums and discounts.  These new rules did not have a material effect on our overall results of operations, financial position or cash flows.

Comprehensive Income

In June 2011, the FASB issued ASU 2011-05 “Presentation of Comprehensive Income” (ASU 2011-05) effective for interim and annual reporting periods beginning after December 15, 2011.  We adopted this ASU on January 1, 2012.  This standard updates FASC 220, “Comprehensive Income.”  ASU 2011-05 essentially converges US GAAP guidance on the presentation of comprehensive income with the IFRS guidance.  The ASU requires the presentation of comprehensive income in one continuous financial statement or two separate but consecutive statements.  Any reclassification adjustments from other comprehensive income to net income are required to be presented on the face of the Statement of Comprehensive Income.  These new rules did not have a material effect on our overall results of operations, financial position or cash flows.

Goodwill Impairment

In September 2011, the FASB issued ASU 2011-08 “Testing Goodwill for Impairment” (ASU 2011-08) effective for interim and annual reporting periods beginning after December 15, 2011.  We adopted this ASU on January 1, 2012.  This standard updates FASC 350, “Intangibles-Goodwill and Other.”  ASU 2011-08 allows an entity to first test Goodwill using qualitative factors to determine if it is more likely than not that the fair value of a reporting unit has been impaired; if so, then the two-step impairment test is performed.

2.     Business Combination

On November 28, 2011, AES completed its acquisition of DPL.  AES paid cash consideration of approximately $3,483.6 million. The allocation of the purchase price was based on the estimated fair value of assets acquired and liabilities assumed.  In addition, Dolphin Subsidiary II, Inc. (a wholly owned subsidiary of AES) issued $1,250.0 million of debt, which, as a result of the merger of DPL and Dolphin Subsidiary II, Inc. was assumed by DPL.

The assets acquired and liabilities assumed in the acquisition were originally recorded at provisional amounts based on the preliminary purchase price allocation.  We are in the process of monitoring the following additional information that could impact the purchase price allocation within the measurement period, which could be up to one year from the date of acquisition: discount rates; energy price curves, and dispatching assumptions, all of which could affect the value of the generation business property, plant and equipment; assumptions around customer switching and aggregation, which could affect the value of intangible assets; assumptions on the valuation of regulatory assets and liabilities; deferred income taxes; and the determination of reporting units.  If materially different from the final amounts, such provisional amounts will be retrospectively adjusted to reflect any new information about facts and circumstances that existed at the acquisition date that, if known, would have affected the measurement of these amounts.  Additionally, key input assumptions and their sensitivity to the valuation of assets acquired and liabilities assumed are continuing to be reviewed by management, which may result in requiring additional information related to these key input assumptions.

During the three months ended June 30, 2012, we recognized a decrease of $70.7 million in the provisional value of property, plant and equipment and a related decrease of $37.5 million in the provisionally recognized deferred tax liabilities as a result of refined information associated with certain contractual arrangements, growth and ancillary revenue assumptions.  Additionally, we recognized a decrease of $19.1 million related to certain customer contracts of DPLER and other intangibles and a related decrease of $6.7 million in the provisionally recognized deferred tax liabilities due to refined market and contractual information obtained during this quarter.  These purchase price adjustments increased the provisionally recognized goodwill by $78.8 million and have been reflected retrospectively as of December 31, 2011 in the accompanying Condensed Consolidated Balance Sheets.  The effect on net income for the six months ended June 30, 2012 was $8.7 million.  The effect on net income for the period November 28, 2011 through December 31, 2011 was not material.

Estimated fair value of assets acquired and liabilities assumed as of the Merger date are as follows:

$ in millions	Current purchase price allocation	Preliminary purchase price allocation
Cash	$116.4	$116.4
Accounts receivable	277.6	277.6
Inventory	123.7	123.7
Other current assets	41.0	41.0
Property, plant and equipment	2,477.8	2,548.5
Intangible assets subject to amortization	147.2	166.3
Intangible assets - indefinite-lived	5.0	5.0
Regulatory assets	201.7	201.1
Other non-current assets	58.3	58.3
Current liabilities	(405.1)	(400.2)
Debt	(1,255.1)	(1,255.1)
Deferred taxes	(514.5)	(558.2)
Regulatory liabilities	(117.0)	(117.0)
Other non-current liabilities	(223.1)	(194.7)
Redeemable preferred stock	(18.4)	(18.4)
Net identifiable assets acquired	915.5	994.3
Goodwill	2,568.1	2,489.3
Net assets acquired	$3,483.6	$3,483.6

3.              Supplemental Financial Information

	At	At
	June 30,	December 31,
	2012	2011
$ in millions	Successor
Accounts receivable, net:
Unbilled revenue	$71.5	$72.4
Customer receivables	108.2	113.2
Amounts due from partners in jointly-owned plants	20.4	29.2
Coal sales	3.1	1.0
Other	5.9	4.4
Provision for uncollectible accounts	(1.0)	(1.1)
Total accounts receivable, net	$208.1	$219.1

Inventories, at average cost:
Fuel and limestone	$85.0	$84.2
Plant materials and supplies	40.0	39.8
Other	2.0	1.8
Total inventories, at average cost	$127.0	$125.8

Accumulated Other Comprehensive Income (Loss)

AOCI is included on our balance sheets within the Common shareholder’s equity sections.  The following table provides the components that constitute the balance sheet amounts in AOCI at June 30, 2012 and December 31, 2011:

	At	At
	June 30,	December 31,
	2012	2011
$ in millions	Successor

Financial instruments, net of tax	$0.3	$—
Cash flow hedges, net of tax	(7.1)	(0.5)
Pension and postretirement benefits, net of tax	—	0.1
Total	$(6.8)	$(0.4)

4.     Regulatory Assets and Liabilities

In accordance with GAAP, regulatory assets and liabilities are recorded in the Condensed Consolidated Balance Sheets for our regulated electric transmission and distribution businesses.  Regulatory assets are the deferral of costs expected to be recovered in future customer rates and regulatory liabilities represent current recovery of expected future costs or gains probable of being reflected in future rates.

We evaluate our regulatory assets each period and believe recovery of these assets is probable.  We have received or requested a return on certain regulatory assets for which we are currently recovering or seeking recovery through rates.  We record a return after it has been authorized in an order by a regulator.

Regulatory assets and liabilities are classified as current or non-current based on the term in which recovery is expected.

The following table presents DPL’s regulatory assets and liabilities:

			At	At
	Type of	Amortization	June 30,	December 31,
$ in millions	Recovery (a)	Through	2012	2011
Current Regulatory Assets:
TCRR, transmission, ancillary and other PJM-related costs	F	Ongoing	$5.4	$4.7
Power plant emission fees	C	Ongoing	1.4	4.8
Fuel and purchased power recovery costs	C	Ongoing	15.5	11.3
Total current regulatory assets			$22.3	$20.8

Non-current Regulatory Assets:
Deferred recoverable income taxes	B/C	Ongoing	$22.5	$24.1
Pension benefits	C	Ongoing	88.9	92.1
Unamortized loss on reacquired debt	C	Ongoing	12.4	13.0
Regional transmission organization costs	D	2014	3.3	4.1
Deferred storm costs - 2008	D		18.5	17.9
CCEM smart grid and advanced metering infrastructure costs	D		6.6	6.6
CCEM energy efficiency program costs	F	Ongoing	7.3	8.8
Consumer education campaign	D		3.0	3.0
Retail settlement system costs	D		3.1	3.1
Other costs			5.3	5.1
Total non-current regulatory assets			$170.9	$177.8

Current Regulatory Liabilities:
Other	C	Ongoing	—	0.5
Total current regulatory liabilities			$—	$0.5

Non-current Regulatory Liabilities:
Estimated costs of removal - regulated property			$112.4	$112.4
Postretirement benefits			5.8	6.2
Total non-current regulatory liabilities			$118.2	$118.6

(a)         B — Balance has an offsetting liability resulting in no effect on rate base.

C — Recovery of incurred costs without a rate of return.

D — Recovery not yet determined, but is probable of occurring in future rate proceedings.

F — Recovery of incurred costs plus rate of return.

Regulatory Assets

TCRR, transmission, ancillary and other PJM-related costs represent the costs related to transmission, ancillary service and other PJM-related charges that have been incurred as a member of PJM.  On an annual basis, retail rates are adjusted to true-up costs with recovery in rates.

Power plant emission fees represent costs paid to the State of Ohio since 2002.  As part of the fuel factor settlement agreement in November 2011, these costs are being recovered through the fuel factor.

Fuel and purchased power recovery costs represent prudently incurred fuel, purchased power, derivative, emission and other related costs which will be recovered from or returned to customers in the future through the operation of the fuel and purchased power recovery rider.  The fuel and purchased power recovery rider fluctuates based on actual costs and recoveries and is modified at the start of each seasonal quarter.  DP&L implemented the fuel and purchased power recovery rider on January 1, 2010.  As part of the PUCO approval process, an outside auditor is hired to review fuel costs and the fuel procurement process.  We received the audit report for 2011 on April 27, 2012.  The auditor has recommended that the PUCO consider reducing DP&L’s recovery of fuel costs by approximately $3.3 million from certain transactions.  We will have further discussions with interested parties concerning the audit report in the last half of 2012.

Deferred recoverable income taxes represent deferred income tax assets recognized from the normalization of flow through items as the result of tax benefits previously provided to customers.  This is the cumulative flow through benefit given to regulated customers that will be collected from them in future years.  Since currently existing temporary differences between the financial statements and the related tax basis of assets will reverse in subsequent periods, these deferred recoverable income taxes will decrease over time.

Pension benefits represent the qualifying FASC 715 “Compensation — Retirement Benefits” costs of our regulated operations that for ratemaking purposes are deferred for future recovery.  We recognize an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, and recognize, as a component of other comprehensive income (OCI), the changes in the funded status of the plan that arise during the year that are not recognized as a component of net periodic benefit cost.  This regulatory asset represents the regulated portion that would otherwise be charged as a loss to OCI.

Unamortized loss on reacquired debt represents losses on long-term debt reacquired or redeemed in prior periods.  These costs are being amortized over the lives of the original issues in accordance with FERC and PUCO rules.

Regional transmission organization costs represent costs incurred to join an RTO.  The recovery of these costs will be requested in a future FERC rate case.  In accordance with FERC precedence, we are amortizing these costs over a 10-year period that began in 2004 when we joined the PJM RTO.

Deferred storm costs — 2008 relate to costs incurred to repair the damage caused by hurricane force winds in September 2008, as well as other major 2008 storms.  On January 14, 2009, the PUCO granted DP&L the authority to defer these costs with a return until such time that DP&L seeks recovery in a future rate proceeding.

CCEM smart grid and AMI costs represent costs incurred as a result of studying and developing distribution system upgrades and implementation of AMI.  On October 19, 2010, DP&L elected to withdraw its case pertaining to the Smart Grid and AMI programs.  The PUCO accepted the withdrawal in an order issued on January 5, 2011.  The PUCO also indicated that it expects DP&L to continue to monitor other utilities’ Smart Grid and AMI programs and to explore the potential benefits of investing in Smart Grid and AMI programs and that DP&L will, when appropriate, file new Smart Grid and/or AMI business cases in the future.  We plan to file to recover these deferred costs in a future regulatory rate proceeding.  Based on past PUCO precedent, we believe these costs are probable of future recovery in rates.

CCEM energy efficiency program costs represent costs incurred to develop and implement various new customer programs addressing energy efficiency.  These costs are being recovered through an energy efficiency rider that began July 1, 2009 and is subject to a two-year true-up for any over/under recovery of costs.  The two-year true-up was approved by the PUCO and a new rate was set.

Consumer education campaign represents costs for consumer education advertising regarding electric deregulation.

Retail settlement system costs represent costs to implement a retail settlement system that reconciles the energy a CRES supplier delivers to its customers and what its customers actually use.  Based on case precedent in other utilities’ cases, the costs are recoverable through a future DP&L rate proceeding.

Other costs primarily include RPM capacity, other PJM and rate case costs and alternative energy costs that are or will be recovered over various periods.

Regulatory Liabilities

Estimated costs of removal — regulated property reflect an estimate of amounts collected in customer rates for costs that are expected to be incurred in the future to remove existing transmission and distribution property from service when the property is retired.

Postretirement benefits represent the qualifying FASC 715 “Compensation — Retirement Benefits” gains related to our regulated operations that, for ratemaking purposes, are probable of being reflected in future rates.  We recognize an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, and recognize, as a component of OCI, the changes in the funded status of the plan that arise during the year that are not recognized as a component of net periodic benefit cost.  This regulatory liability represents the regulated portion that would otherwise be reflected as a gain to OCI.

5.     Ownership of Coal-fired Facilities

DP&L and certain other Ohio utilities have undivided ownership interests in seven coal-fired electric generating facilities and numerous transmission facilities.  Certain expenses, primarily fuel costs for the generating units, are allocated to the owners based on their energy usage.  The remaining expenses, investments in fuel inventory, plant materials and operating supplies, and capital additions are allocated to the owners in accordance with their respective ownership interests.  As of June 30, 2012, DP&L had $71.0 million of construction work in process at such jointly-owned facilities.  DP&L’s share of the operating cost of such facilities is included within the corresponding line in the Condensed Consolidated Statements of Results of Operations and DP&L’s share of the investment in the facilities is included within Total net property, plant and equipment in the Condensed Consolidated Balance Sheets.  Each joint owner provides their own financing for their share of the operations and capital expenditures of the jointly owned plant.

DP&L’s undivided ownership interest in such facilities as well as our wholly owned coal-fired Hutchings station at June 30, 2012 is as follows:

	DP&L Share		DP&L Investment (adjusted to fair value at Merger date)
						SCR and FGD
						Equipment
		Summer			Construction	Installed
		Production	Gross Plant	Accumulated	Work in	and in
	Ownership	Capacity	in Service	Depreciation	Process	Service
	(%)	(MW)	($ in millions)	($ in millions)	($ in millions)	(Yes/No)
Production Units:
Beckjord Unit 6	50.0	207	$1	$1	$—	No
Conesville Unit 4	16.5	129	44	2	7	Yes
East Bend Station	31.0	186	5	4	7	Yes
Killen Station	67.0	402	313	10	6	Yes
Miami Fort Units 7 and 8	36.0	368	219	7	2	Yes
Stuart Station	35.0	808	203	10	11	Yes
Zimmer Station	28.1	365	141	19	38	Yes
Transmission (at varying percentages)			35	2	—
Total		2,465	$961	$55	$71

Wholly-owned production unit:
Hutchings Station	100.0	365	$1	$—	$1	No

Currently, our coal-fired generation units at Hutchings and Beckjord do not have the SCR and FGD emission-control equipment installed.  DP&L owns 100% of the Hutchings station and has a 50% interest in Beckjord Unit 6.  On July 15, 2011, Duke Energy, a co-owner at the Beckjord Unit 6 facility, filed their Long-term Forecast Report with the PUCO.  The plan indicated that Duke Energy plans to cease production at the Beckjord station, including our jointly owned Unit 6, in December 2014.  This was followed by a notification by Duke Energy to PJM, dated February 1, 2012, of a planned April 1, 2015 deactivation of this unit.  DP&L does not object to Duke’s decision.  Beckjord Unit 6 was valued at zero at the Merger date.

We are considering options for the Hutchings station, but have not yet made a final decision. DP&L has informed PJM that Hutchings Unit 4 has incurred damage to a rotor and will be deactivated and unavailable for service until at least June 1, 2014, if ever. In addition, DP&L has notified PJM that Hutchings Units 1 and 2 will be deactivated by June 1, 2015. The decision to deactivate Units 1 and 2 has been made because these two units are not equipped with the advanced environmental control technologies needed to comply with the MACT standard and the cost of compliance with the MACT standard or conversion to natural gas for these units would likely exceed the expected return. DP&L is still studying the option of converting two or more of Hutchings Units 3-6 to natural gas in order to comply with environmental requirements.

DPL revalued DP&L’s investment in the above plants at the estimated fair value for each plant at the Merger date.

6.              Debt Obligations

All debt outstanding at the Merger date was revalued at the estimated fair value.

Long-term debt

	At	At
	June 30,	December 31,
	2012	2011
$ in millions	Successor
First mortgage bonds maturing in October 2013 - 5.125%	$494.0	$503.6
Pollution control series maturing in January 2028 - 4.70%	36.1	36.1
Pollution control series maturing in January 2034 - 4.80%	179.6	179.6
Pollution control series maturing in September 2036 - 4.80%	96.2	96.2
Pollution control series maturing in November 2040 - variable rates: 0.04% - 0.26% and 0.06% - 0.32% (a)	100.0	100.0
U.S. Government note maturing in February 2061 - 4.20%	18.4	18.5
	924.3	934.0

Obligation for capital lease	0.2	0.4
Unamortized debt discount	—	—
Total long-term debt at subsidiary	924.5	934.4

Bank Term Loan - variable rates: 2.24% - 2.30% and 1.48% - 4.25% (b)	425.0	425.0
Senior unsecured bonds maturing October 2016 - 6.50%	450.0	450.0
Senior unsecured bonds maturing October 2021 - 7.25%	800.0	800.0
Note to DPL Capital Trust II maturing in September 2031 - 8.125%	19.7	19.5
Total long-term debt	$2,619.2	$2,628.9

Current portion - long-term debt

	At	At
	June 30,	December 31,
	2012	2011
$ in millions	Successor
U.S. Government note maturing in February 2061 - 4.20%	$0.1	$0.1
Obligation for capital lease	0.3	0.3
Total current portion - long-term debt at subsidiary	$0.4	$0.4

(a)       Range of interest rates for the six months ended June 30, 2012 and the twelve months ended December 31, 2011, respectively.

(b)       Range of interest rates for the six months ended June 30, 2012 and from the draw-down of the loan in August 2011 through December 31, 2011, respectively.

At June 30, 2012, maturities of long-term debt, including capital lease obligations, are summarized as follows:

$ in millions	DPL
Due within one year	$0.4
Due within two years	470.4
Due within three years	425.1
Due within four years	0.1
Due within five years	450.1
Thereafter	1,252.8
2,598.9
Unamortized adjustments to market value from purchase accounting	20.7
Total long-term debt	$2,619.6

Premiums or discounts recognized at the Merger date are amortized over the life of the debt using the effective interest method.

On December 4, 2008, the OAQDA issued $100.0 million of collateralized, variable rate Revenue Refunding Bonds Series A and B due November 1, 2040. In turn, DP&L borrowed these funds from the OAQDA and issued corresponding First Mortgage Bonds to support repayment of the funds. The payment of principal and interest on each series of the bonds when due is backed by a standby letter of credit issued by JPMorgan Chase Bank, N.A. This letter of credit facility, which expires in December 2013, is irrevocable and has no subjective acceleration clauses. Fees associated with this letter of credit facility were not material during the three and six months ended June 30, 2012 and 2011.

On April 20, 2010, DP&L entered into a $200.0 million unsecured revolving credit agreement with a syndicated bank group. This agreement is for a three year term expiring on April 20, 2013 and provides DP&L with the ability to increase the size of the facility by an additional $50.0 million. DP&L had no outstanding borrowings under this credit facility at June 30, 2012 and December 31, 2011. Fees associated with this revolving credit facility were not material during the three and six months ended June 30, 2012 and 2011. This facility also contains a $50.0 million letter of credit sublimit. As of June 30, 2012, DP&L had no outstanding letters of credit against the facility.

On February 23, 2011, DPL purchased $122.0 million principal amount of DPL Capital Trust II 8.125% capital securities in a privately negotiated transaction. As part of this transaction, DPL paid a $12.2 million, or 10%, premium. Debt issuance costs and unamortized debt discount totaling $3.1 million were also recognized in February 2011 associated with this transaction.

On March 1, 2011, DP&L completed the purchase of $18.7 million of electric transmission and distribution assets from the federal government that are located at the Wright-Patterson Air Force Base. DP&L financed the acquisition of these assets with a note payable to the federal government that is payable monthly over 50 years and bears interest at 4.2% per annum.

On August 24, 2011, DP&L entered into a $200.0 million unsecured revolving credit agreement with a syndicated bank group. This agreement is for a four year term expiring on August 24, 2015 and provides DP&L with the ability to increase the size of the facility by an additional $50.0 million. DP&L had no outstanding borrowings under this credit facility at June 30, 2012 and December 31, 2011. Fees associated with this revolving credit facility were not material during the three and six months ended June 30, 2012. This facility also contains a $50.0 million letter of credit sublimit. As of June 30, 2012, DP&L had no outstanding letters of credit against the facility.

On August 24, 2011, DPL entered into a $125.0 million unsecured revolving credit agreement with a syndicated bank group. This agreement is for a three year term expiring on August 24, 2014. DPL had no outstanding borrowings under this credit facility at June 30, 2012 and December 31, 2011. Fees associated with this revolving credit facility were not material during the three and six months ended June 30, 2012. This facility may also be used to issue letters of credit up to the $125.0 million limit. As of June 30, 2012, DPL had no outstanding letters of credit against the facility.

On August 24, 2011, DPL entered into a $425.0 million unsecured term loan agreement with a syndicated bank group. This agreement is for a three year term expiring on August 24, 2014. DPL has borrowed the entire $425.0 million available under the facility at June 30, 2012. Fees associated with this term loan were not material during the three and six months ended June 30, 2012.

In connection with the closing of the Merger (see Note 2), DPL assumed $1,250.0 million of debt that Dolphin Subsidiary II, Inc., a subsidiary of AES, issued on October 3, 2011 to partially finance the Merger. The $1,250.0 million was issued in two tranches. The first tranche was $450.0 million of five year senior unsecured notes issued with a 6.50% coupon maturing on October 15, 2016. The second tranche was $800.0 million of ten year senior unsecured notes issued with a 7.25% coupon maturing on October 15, 2021.

Substantially all property, plant and equipment of DP&L is subject to the lien of the mortgage securing DP&L’s First and Refunding Mortgage, dated October 1, 1935, with the Bank of New York Mellon as Trustee.

7.              Income Taxes

The following table details the effective tax rates for the three and six months ended June 30, 2012 and 2011.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	Successor	Predecessor	Successor	Predecessor
DPL	51.0%	34.0%	37.4%	35.3%

Income tax expenses for the three and six months ended June 30, 2012 and 2011 were calculated using the estimated annual effective income tax rates for 2012 and 2011 and reflect estimated annual effective income tax rates of 29.0% and 33.7%, respectively. Management estimates the annual effective tax rate based upon its forecast of annual pre-tax income. To the extent that actual pre-tax results for the year differ from the forecasts applied to the most recent interim period, the rates estimated could be materially different from the actual effective tax rates.

For the three months ended June 30, 2012, DPL increased income tax expense by $3.7 million as a result of the following discrete tax adjustments: an increase to deferred state income taxes of $3.6 million and an increase in other estimated tax liabilities of $0.1 million.

For the six months ended June 30, 2012, DPL increased income tax expense by $3.9 million as a result of the following discrete tax adjustments: an increase to deferred state income taxes of $3.6 million and an increase in other estimated tax liabilities of $0.3 million.

For the three and six months ended June 30, 2012, the increase in DPL’s effective tax rate compared to the same period in 2011 primarily reflects decreased pre-tax earnings and an increase to deferred state income taxes.

Deferred tax liabilities for DPL decreased by approximately $1.5 million and $7.8 million, respectively, during the three and six months ended June 30, 2012. These decreases were primarily related to purchase accounting adjustments, amortization and depreciation.

The Internal Revenue Service began an examination of our 2008 Federal income tax return during the second quarter of 2010 and has continued through the current quarter. At this time, we do not expect the results of this examination to have a material effect on our financial statements.

8.              Pension and Postretirement Benefits

DP&L sponsors a defined benefit pension plan for the vast majority of its employees.

We generally fund pension plan benefits as accrued in accordance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (ERISA) and, in addition, make voluntary contributions from time to time. There were no contributions made during the six months ended June 30, 2012. DP&L made a discretionary contribution of $40.0 million to the defined benefit plan during the six months ended June 30, 2011.

The amounts presented in the following tables for pension include both the collective bargaining plan formula, the traditional management plan formula, the cash balance plan formula and the SERP in the aggregate. The amounts presented for postretirement include both health and life insurance.

The net periodic benefit cost / (income) of the pension and postretirement benefit plans for the three months ended June 30, 2012 and 2011 was:

Net Periodic Benefit Cost / (Income)

	Pension		Postretirement
	Successor	Predecessor	Successor	Predecessor
$ in millions	2012	2011	2012	2011
Service cost	$1.6	$1.5	$—	$0.1
Interest cost	4.3	4.3	0.1	0.2
Expected return on assets (a)	(5.6)	(6.1)	—	—
Amortization of unrecognized:
Actuarial (gain) / loss	1.2	2.2	(0.2)	(0.2)
Prior service cost	0.3	0.6	—	—
Net periodic benefit cost / (income) before adjustments	$1.8	$2.5	$(0.1)	$0.1

(a)       For purposes of calculating the expected return on pension plan assets, under GAAP, the market-related value of assets (MRVA) is used.  GAAP requires that the difference between actual plan asset returns and estimated plan asset returns be included in the MRVA equally over a period not to exceed five years.  We use a methodology under which we include the difference between actual and estimated asset returns in the MRVA equally over a three year period.  The MRVA used in the calculation of expected return on pension plan assets for the 2012 and 2011 net periodic benefit cost was approximately $336 million and $316 million, respectively.

The net periodic benefit cost / (income) of the pension and postretirement benefit plans for the six months ended June 30, 2012 and 2011 was:

Net Periodic Benefit Cost / (Income)

	Pension		Postretirement
	Successor	Predecessor	Successor	Predecessor
$ in millions	2012	2011	2012	2011
Service cost	$3.1	$2.9	$0.1	$0.1
Interest cost	8.6	8.6	0.4	0.5
Expected return on assets (a)	(11.3)	(12.2)	(0.1)	(0.1)
Amortization of unrecognized:
Actuarial (gain) / loss	2.4	4.5	(0.4)	(0.4)
Prior service cost	0.7	1.1	—	—
Net periodic benefit cost / (income) before adjustments	$3.5	$4.9	$—	$0.1

(a)       For purposes of calculating the expected return on pension plan assets, under GAAP, the market-related value of assets (MRVA) is used.  GAAP requires that the difference between actual plan asset returns and estimated plan asset returns be included in the MRVA equally over a period not to exceed five years.  We use a methodology under which we include the difference between actual and estimated asset returns in the MRVA equally over a three year period.  The MRVA used in the calculation of expected return on pension plan assets for the 2012 and 2011 net periodic benefit cost was approximately $336 million and $316 million, respectively.

Benefit payments, which reflect future service, are expected to be paid as follows:

Estimated Future Benefit Payments and Medicare Part D Reimbursements

$ in millions	Pension	Postretirement

2012	$11.5	$1.2
2013	22.7	2.3
2014	23.2	2.2
2015	23.8	2.0
2016	24.0	1.9
2017 - 2021	124.4	7.5

9. Fair Value Measurements

The fair values of our financial instruments are based on published sources for pricing when possible. We rely on valuation models only when no other methods exist. The value of our financial instruments represents our best estimates of the fair value, which may not be the value realized in the future. The table below presents the fair value and cost of our non-derivative instruments at June 30, 2012 and December 31, 2011. See also Note 10 of Notes to Condensed Consolidated Financial Statements for the fair values of our derivative instruments.

	Successor
	At June 30,		At December 31,
	2012		2011
$ in millions	Cost	Fair Value	Cost	Fair Value
Assets
Money Market Funds	$0.2	$0.2	$0.2	$0.2
Equity Securities	4.0	4.9	3.9	4.4
Debt Securities	5.0	5.5	5.0	5.5
Multi-Strategy Fund	0.3	0.2	0.3	0.2
Total Assets	$9.5	$10.8	$9.4	$10.3

Liabilities
Debt	$2,619.6	$2,744.4	$2,629.3	$2,710.6

Debt

The carrying value of DPL’s debt was adjusted to fair value at the Merger date. Unrealized gains or losses are not recognized in the financial statements because debt is presented at the carrying value established at the Merger date. The debt amounts include the current portion payable in the next twelve months and have maturities that range from 2013 to 2061.

Master Trust Assets

DP&L established a Master Trust to hold assets that could be used for the benefit of employees participating in employee benefit plans. These assets are primarily comprised of open-ended mutual funds which are valued using the net asset value per unit. These investments are recorded at fair value within Other deferred assets on the balance sheets and classified as available for sale. Any unrealized gains or losses are recorded in AOCI until the securities are sold.

DPL had $0.5 million ($0.3 million after tax) of unrealized gains and immaterial losses on the Master Trust assets in AOCI at June 30, 2012 and immaterial unrealized gains and losses in AOCI at December 31, 2011.

Due to the liquidation of the DPL Inc. common stock held in the Master Trust, there is sufficient cash to cover the next twelve months of benefits payable to employees covered under the benefit plans. Therefore, no unrealized gains or losses are expected to be transferred to earnings since we will not need to sell any investments in the next twelve months.

Net Asset Value (NAV) per Unit

The following table discloses the fair value and redemption frequency for those assets whose fair value is estimated using the NAV per unit as of June 30, 2012 and December 31, 2011.  These assets are part of the Master Trust.  Fair values estimated using the NAV per unit are considered Level 2 inputs within the fair value hierarchy, unless they cannot be redeemed at the NAV per unit on the reporting date.  Investments that have restrictions on the redemption of the investments are Level 3 inputs.  As of June 30, 2012, DPL did not have any investments for sale at a price different from the NAV per unit.

Fair Value Estimated Using Net Asset Value per Unit (Successor)

$ in millions	Fair Value at June 30, 2012	Fair Value at December 31, 2011	Unfunded Commitments
Money Market Fund (a)	$0.2	$0.2	$—

Equity Securities (b)	4.9	4.4	—

Debt Securities (c)	5.5	5.5	—

Multi-Strategy Fund (d)	0.2	0.2	—

Total	$10.8	$10.3	$—

(a)         This category includes investments in high-quality, short-term securities.  Investments in this category can be redeemed immediately at the current net asset value per unit.

(b)         This category includes investments in hedge funds representing an S&P 500 Index and the Morgan Stanley Capital International (MSCI) U.S. Small Cap 1750 Index.  Investments in this category can be redeemed immediately at the current net asset value per unit.

(c)          This category includes investments in U.S. Treasury obligations and U.S. investment grade bonds.  Investments in this category can be redeemed immediately at the current net asset value per unit.

(d)         This category includes a mix of actively managed funds holding investments in stocks, bonds and short-term investments in a mix of actively managed funds.  Investments in this category can be redeemed immediately at the current net asset value per unit.

Fair Value Hierarchy

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  These inputs are then categorized as Level 1 (quoted prices in active markets for identical assets or liabilities); Level 2 (observable inputs such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active); or Level 3 (unobservable inputs).

Valuations of assets and liabilities reflect the value of the instrument including the values associated with counterparty risk.  We include our own credit risk and our counterparty’s credit risk in our calculation of fair value using global average default rates based on an annual study conducted by a large rating agency.

We did not have any transfers of the fair values of our financial instruments between Level 1 and Level 2 of the fair value hierarchy.

The fair value of assets and liabilities at June 30, 2012 and December 31, 2011 measured on a recurring basis and the respective category within the fair value hierarchy for DPL was determined as follows:

	Assets and Liabilities Measured at Fair Value on a Recurring Basis (Successor)
		Level 1	Level 2	Level 3		Fair Value on
$ in millions	Fair Value at June 30, 2012*	Based on Quoted Prices in Active Markets	Other Observable Inputs	Unobservable Inputs	Collateral and Counterparty Netting	Balance Sheet at June 30, 2012
Assets
Master Trust Assets
Money Market Funds	$0.2	$—	$0.2	$—	$—	$0.2
Equity Securities	4.9	—	4.9	—	—	4.9
Debt Securities	5.5	—	5.5	—	—	5.5
Multi-Strategy Fund	0.2	—	0.2	—	—	0.2
Total Master Trust Assets	10.8	—	10.8	—	—	10.8

Derivative Assets
Heating Oil Futures	0.3	0.3	—	—	(0.3)	—
Forward Power Contracts	18.3	—	18.3	—	(3.3)	15.0
Total Derivative Assets	18.6	0.3	18.3	—	(3.6)	15.0

Total Assets	$29.4	$0.3	$29.1	$—	$(3.6)	$25.8

Liabilities
Derivative Liabilities
Interest Rate Hedge	$(39.5)	$—	$(39.5)	$—	$—	$(39.5)
FTRs	(0.1)	—	—	(0.1)	—	(0.1)
Forward NYMEX Coal Contracts	(16.5)	—	(16.5)	—	11.4	(5.1)
Forward Power Contracts	(16.0)	—	(16.0)	—	11.5	(4.5)
Total Derivative Liabilities	(72.1)	—	(72.0)	(0.1)	22.9	(49.2)

Long-term Debt	(2,744.4)	—	(2,725.2)	(19.2)	—	(2,744.4)

Total Liabilities	$(2,816.5)	$—	$(2,797.2)	$(19.3)	$22.9	$(2,793.6)

*Includes credit valuation adjustments for counterparty risk and our own credit risk.

	Assets and Liabilities Measured at Fair Value on a Recurring Basis (Successor)
		Level 1	Level 2	Level 3		Fair Value on
$ in millions	Fair Value at December 31, 2011*	Based on Quoted Prices in Active Markets	Other Observable Inputs	Unobservable Inputs	Collateral and Counterparty Netting	Balance Sheet at December 31, 2011
Assets
Master Trust Assets
Money Market Funds	$0.2	$—	$0.2	$—	$—	$0.2
Equity Securities	4.4	—	4.4	—	—	4.4
Debt Securities	5.5	—	5.5	—	—	5.5
Multi-Strategy Fund	0.2	—	0.2	—	—	0.2
Total Master Trust Assets	10.3	—	10.3	—	—	10.3

Derivative Assets
FTRs	0.1	—	0.1	—	—	0.1
Heating Oil Futures	1.8	1.8	—	—	(1.8)	—
Forward Power Contracts	17.3	—	17.3	—	(1.0)	16.3
Total Derivative Assets	19.2	1.8	17.4	—	(2.8)	16.4

Total Assets	$29.5	$1.8	$27.7	$—	$(2.8)	$26.7

Liabilities
Derivative Liabilities
Interest Rate Hedge	$(32.5)	$—	$(32.5)	$—	$—	$(32.5)
Forward NYMEX Coal Contracts	(14.5)	—	(14.5)	—	10.8	(3.7)
Forward Power Contracts	(13.3)	—	(13.3)	—	5.6	(7.7)
Total Derivative Liabilities	(60.3)	—	(60.3)	—	16.4	(43.9)

Total Liabilities	$(60.3)	$—	$(60.3)	$—	$16.4	$(43.9)

*Includes credit valuation adjustments for counterparty risk and our own credit risk.

We use the market approach to value our financial instruments.  Level 1 inputs are used for derivative contracts such as heating oil futures.  The fair value is determined by reference to quoted market prices and other relevant information generated by market transactions.  Level 2 inputs are used to value derivatives such as forward power contracts and forward NYMEX-quality coal contracts (which are traded on the OTC market but which are valued using prices on the NYMEX for similar contracts on the OTC market).  Other Level 2 assets include:  open-ended mutual funds that are in the Master Trust, which are valued using the end of day NAV per unit; and interest rate hedges, which use observable inputs to populate a pricing model.  Financial transmission rights are considered a Level 3 input, beginning April 1, 2012, because the monthly auctions are considered inactive.

Our Level 3 inputs are immaterial to our derivative balances as a whole and as such no further disclosures are presented.

Our debt is fair valued for disclosure purposes only and most of the fair values are determined using quoted market prices in inactive markets.  These fair value inputs are considered Level 2 in the fair value hierarchy.  Our long-term leases and the WPAFB loan are not publicly traded.  Fair value is assumed to equal carrying value.  These fair value inputs are considered Level 3 in the fair value hierarchy as there are no observable inputs.  Additional Level 3 disclosures were not presented since debt is not recorded at fair value.

Approximately 99% of the inputs to the fair value of our derivative instruments are from quoted market prices.

Non-recurring Fair Value Measurements

We use the cost approach to determine the fair value of our AROs which are estimated by discounting expected cash outflows to their present value at the initial recording of the liability.  Cash outflows are based on the approximate future disposal cost as determined by market information, historical information or other management estimates.  These inputs to the fair value of the AROs would be considered Level 3 inputs under the fair value hierarchy.  Additions to AROs were not material during the six months ended June 30, 2012 and 2011.

Cash Equivalents

DPL had $110.0 million and $125.0 million in money market funds classified as cash and cash equivalents in its Condensed Consolidated Balance Sheets at June 30, 2012 and December 31, 2011, respectively.  The money market funds have quoted prices that are generally equivalent to par and are considered Level 2.

10.  Derivative Instruments and Hedging Activities

In the normal course of business, DPL enters into various financial instruments, including derivative financial instruments.  We use derivatives principally to manage the risk of changes in market prices for commodities and interest rate risk associated with our long-term debt.  The derivatives that we use to economically hedge these risks are governed by our risk management policies for forward and futures contracts.  Our asset and liability derivative positions with the same counterparty are netted on the balance sheets if we have a master netting agreement with the counterparty.  We also net any collateral posted or received against the corresponding derivative asset or liability position.  Our net positions are continually assessed within our structured hedging programs to determine whether new or offsetting transactions are required.  The objective of the hedging program is to mitigate financial risks while ensuring that we have adequate resources to meet our requirements.  We monitor and value derivative positions monthly as part of our risk management processes.  We use published sources for pricing, when possible, to mark positions to market.  All of our derivative instruments are used for risk management purposes and are designated as cash flow hedges or marked to market each reporting period.

At June 30, 2012, DPL had the following outstanding derivative instruments:

	Accounting		Purchases	Sales	Net Purchases/ (Sales)
Commodity	Treatment	Unit	(in thousands)	(in thousands)	(in thousands)
FTRs	Mark to Market	MWh	15.2	—	15.2
Heating Oil Futures	Mark to Market	Gallons	630.0	—	630.0
Forward Power Contracts	Cash Flow Hedge	MWh	876.0	(1,595.2)	(719.2)
Forward Power Contracts	Mark to Market	MWh	1,981.1	(4,003.1)	(2,022.0)
NYMEX-quality Coal Contracts*	Mark to Market	Tons	860.3	—	860.3
Interest Rate Swaps	Cash Flow Hedge	USD	$160,000.0	$—	$160,000.0

*Includes our partners’ share for the jointly-owned plants that DP&L operates.

At December 31, 2011, DPL had the following outstanding derivative instruments:

	Accounting		Purchases	Sales	Net Purchases/ (Sales)
Commodity	Treatment	Unit	(in thousands)	(in thousands)	(in thousands)
FTRs	Mark to Market	MWh	7.1	(0.7)	6.4
Heating Oil Futures	Mark to Market	Gallons	2,772.0	—	2,772.0
Forward Power Contracts	Cash Flow Hedge	MWh	886.2	(341.6)	544.6
Forward Power Contracts	Mark to Market	MWh	1,769.4	(1,739.5)	29.9
NYMEX-quality Coal Contracts*	Mark to Market	Tons	2,015.0	—	2,015.0
Interest Rate Swaps	Cash Flow Hedge	USD	$160,000.0	$—	$160,000.0

*Includes our partners’ share for the jointly-owned plants that DP&L operates.

Cash Flow Hedges

As part of our risk management processes, we identify the relationships between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge  transactions.  The fair value of cash flow hedges as determined by observable market prices available as of the balance sheet dates and will continue to fluctuate with changes in market prices up to contract expiration.  The effective portion of the hedging transaction is recognized in AOCI and transferred to earnings using specific identification of each contract when the forecasted hedged transaction takes place or when the forecasted hedged transaction is probable of not occurring.  The ineffective portion of the cash flow hedge is recognized in earnings in the current period.  All risk components were taken into account to determine the hedge effectiveness of the cash flow hedges.

We enter into forward power contracts to manage commodity price risk exposure related to our generation of electricity.  We do not hedge all commodity price risk.  We reclassify gains and losses on forward power contracts from AOCI into earnings in those periods in which the contracts settle.

We also enter into interest rate derivative contracts to manage interest rate exposure related to anticipated borrowings of fixed-rate debt.  Our anticipated fixed-rate debt offerings have a high probability of occurrence as the proceeds will be used to fund existing debt maturities and projected capital expenditures.  We do not hedge all interest rate exposure.  During 2011, interest rate hedging relationships with a notional amount of $200.0 million settled resulting in DPL making a cash payment of $48.1 million ($31.3 million net of tax).  As part of the Merger discussed in Note 2, DPL entered into a $425.0 million unsecured term loan agreement with a syndicated bank group on August 24, 2011, in part, to pay the approximately $297.4 million principal amount of DPL’s 6.875% debt that was due in September 2011.  The remainder was drawn for other corporate purposes.  This agreement is for a three year term expiring on August 24, 2014.  As a result, some of the forecasted transactions originally being hedged are probable of not occurring and therefore approximately $5.1 million ($3.3 million net of tax) has been reclassified to earnings during the period January 1, 2011 through November 27, 2011.  Because the interest rate swap had already cash settled as of the Merger date, this hedge had no future value and was not valued as a part of the purchase accounting (See Note 2 for more information).  We reclassify gains and losses on interest rate derivative hedges related to debt financings from AOCI into earnings in those periods in which hedged interest payments occur.

The following table provides information for DPL concerning gains or losses recognized in AOCI for the cash flow hedges for the three months ended June 30, 2012 and 2011:

	June 30, 2012		June 30, 2011
	Successor		Predecessor
		Interest		Interest
$ in millions (net of tax)	Power	Rate Hedge	Power	Rate Hedge

Beginning accumulated derivative gain / (loss) in AOCI	$(2.3)	$8.5	$(1.6)	$22.4

Net gains / (losses) associated with current period hedging transactions	(0.2)	(13.2)	(0.5)	(10.8)

Net gains reclassified to earnings
Interest Expense	—	—	—	0.7
Revenues	—	—	0.3	—
Purchased Power	0.1	—	0.3	—

Ending accumulated derivative gain / (loss) in AOCI	$(2.4)	$(4.7)	$(1.5)	$12.3

Net gains / (losses) associated with the ineffective portion of the hedging transaction
Interest Expense	$—	$2.3	$—	$(1.3)
Revenues	$—	$—	$—	$—
Purchased Power	$—	$—	$—	$—

Portion expected to be reclassified to earnings in the next twelve months*	$(1.1)	$—	$—	$—

Maximum length of time that we are hedging our exposure to variability in future cash flows related to forecasted transactions (in months)	30	14	—	—

*The actual amounts that we reclassify from AOCI to earnings related to power can differ from the estimate above due to market price changes.

The following table provides information for DPL concerning gains or losses recognized in AOCI for the cash flow hedges for the six months ended June 30, 2012 and 2011:

	June 30, 2012		June 30, 2011
	Successor		Predecessor
		Interest		Interest
$ in millions (net of tax)	Power	Rate Hedge	Power	Rate Hedge

Beginning accumulated derivative gain / (loss) in AOCI	$0.3	$(0.8)	$(1.8)	$21.4

Net gains / (losses) associated with current period hedging transactions	(1.6)	(4.2)	(0.9)	(9.2)

Net gains reclassified to earnings
Interest Expense	—	0.3	—	0.1
Revenues	(1.1)	—	0.5	—
Purchased Power	—	—	0.7	—

Ending accumulated derivative gain / (loss) in AOCI	$(2.4)	$(4.7)	$(1.5)	$12.3

Net gains / (losses) associated with the ineffective portion of the hedging transaction
Interest Expense	$—	$1.2	$—	$(1.3)
Revenues	$—	$—	$—	$—
Purchased Power	$—	$—	$—	$—

Portion expected to be reclassified to earnings in the next twelve months*	$(1.1)	$—	$—	$—

Maximum length of time that we are hedging our exposure to variability in future cash flows related to forecasted transactions (in months)	30	14	—	—

*The actual amounts that we reclassify from AOCI to earnings related to power can differ from the estimate above due to market price changes.

The following tables show the fair value and balance sheet classification of DPL’s derivative instruments designated as hedging instruments at June 30, 2012 and December 31, 2011:

Fair Values of Derivative Instruments Designated as Hedging Instruments

at June 30, 2012 (Successor)

				Fair Value on
$ in millions	Fair Value(1)	Netting (2)	Balance Sheet Location	Balance Sheet
Short-term Derivative Positions

Forward Power Contracts in an Asset Position	$1.8	$(1.5)	Other current assets	$0.3
Forward Power Contracts in a Liability Position	(2.9)	2.4	Other current liabilities	(0.5)

Total Short-term Cash Flow Hedges	(1.1)	0.9		(0.2)

Long-term Derivative Positions

Forward Power Contracts in a Asset Position	0.5	(0.5)	Other deferred assets	—
Forward Power Contracts in a Liability Position	(4.6)	3.1	Other deferred credits	(1.5)
Interest Rate Hedges in a Liability Position	(39.5)	—	Other deferred credits	(39.5)

Total Long-term Cash Flow Hedges	(43.6)	2.6		(41.0)

Total Cash Flow Hedges	$(44.7)	$3.5		$(41.2)

(1) Includes credit valuation adjustment.

(2) Includes counterparty and collateral netting.

Fair Values of Derivative Instruments Designated as Hedging Instruments

at December 31, 2011 (Successor)

				Fair Value on
$ in millions	Fair Value(1)	Netting (2)	Balance Sheet Location	Balance Sheet
Short-term Derivative Positions

Forward Power Contracts in an Asset Position	$1.5	$(0.9)	Other current assets	$0.6
Forward Power Contracts in a Liability Position	(0.2)	—	Other current liabilities	(0.2)

Total Short-term Cash Flow Hedges	1.3	(0.9)		0.4

Long-term Derivative Positions

Forward Power Contracts in an Asset Position	0.1	(0.1)	Other deferred assets	—
Forward Power Contracts in a Liability Position	(2.6)	1.7	Other deferred credits	(0.9)
Interest Rate Hedges in a Liability Position	(32.5)	—	Other deferred credits	(32.5)

Total Long-term Cash Flow Hedges	(35.0)	1.6		(33.4)

Total Cash Flow Hedges	$(33.7)	$0.7		$(33.0)

(1) Includes credit valuation adjustment.

(2) Includes counterparty and collateral netting.

Mark to Market Accounting

Certain derivative contracts are entered into on a regular basis as part of our risk management program but do not qualify for hedge accounting or the normal purchase and sales exceptions under FASC Topic 815.  Accordingly, such contracts are recorded at fair value with changes in the fair value charged or credited to the Condensed Consolidated Statements of Results of Operations in the period in which the change occurred.  This is commonly referred to as “MTM accounting.”  Contracts we enter into as part of our risk management program may be settled financially, by physical delivery or net settled with the counterparty.  We currently mark to market Financial Transmission Rights (FTRs), heating oil futures, forward NYMEX-quality coal contracts and certain forward power contracts.

Certain qualifying derivative instruments have been designated as normal purchases or normal sales contracts, as provided under GAAP.  Derivative contracts that have been designated as normal purchases or normal sales under GAAP are not subject to MTM accounting treatment and are recognized in the Condensed Consolidated Statements of Results of Operations on an accrual basis.

Regulatory Assets and Liabilities

In accordance with regulatory accounting under GAAP, a cost that is probable of recovery in future rates should be deferred as a regulatory asset and a gain that is probable of being returned to customers should be deferred as a regulatory liability.  Portions of the derivative contracts that are marked to market each reporting period and are related to the retail portion of DP&L’s load requirements are included as part of the fuel and purchased power recovery rider approved by the PUCO which began January 1, 2010.  Therefore, the Ohio retail customers’ portion of the heating oil futures and the NYMEX-quality coal contracts are deferred as a regulatory asset or liability until the contracts settle.  If these unrealized gains and losses are no longer deemed to be probable of recovery through our rates, they will be reclassified into earnings in the period such determination is made.

The following tables show the amount and classification within the Condensed Consolidated Statements of Results of Operations or Condensed Consolidated Balance Sheets of the gains and losses on DPL’s derivatives not designated as hedging instruments for the three and six months ended June 30, 2012 and 2011.

For the three months ended June 30, 2012 (Successor)

$ in millions	NYMEX Coal	Heating Oil	FTRs	Power	Total
Change in unrealized gain / (loss)	$5.7	$(1.3)	$(0.2)	$0.9	$5.1
Realized gain / (loss)	(9.5)	0.5	0.7	(2.1)	(10.4)
Total	$(3.8)	$(0.8)	$0.5	$(1.2)	$(5.3)

Recorded on Balance Sheet:
Partners’ share of gain / (loss)	$2.3	$—	$—	$—	$2.3
Regulatory (asset) / liability	0.8	(0.6)	—	—	0.2

Recorded in Income Statement: gain / (loss)
Revenue	—	—	—	(2.7)	(2.7)
Purchased power	—	—	0.5	1.5	2.0
Fuel	(6.9)	(0.3)	—	—	(7.2)
O&M	—	0.1	—	—	0.1
Total	$(3.8)	$(0.8)	$0.5	$(1.2)	$(5.3)

For the three months ended June 30, 2011 (Predecessor)

$ in millions	NYMEX Coal	Heating Oil	FTRs	Power	Total
Change in unrealized gain / (loss)	$(10.2)	$(1.4)	$0.1	$(0.1)	$(11.6)
Realized gain / (loss)	1.4	0.6	0.2	(1.3)	0.9
Total	$(8.8)	$(0.8)	$0.3	$(1.4)	$(10.7)

Recorded on Balance Sheet:
Partners’ share of gain / (loss)	$(5.0)	$—	$—	$—	$(5.0)
Regulatory (asset) / liability	(2.3)	(0.9)	—	—	(3.2)

Recorded in Income Statement: gain / (loss)
Revenue	—	—	—	(3.1)	(3.1)
Purchased power	—	—	0.3	1.7	2.0
Fuel	(1.5)	—	—	—	(1.5)
O&M	—	0.1	—	—	0.1
Total	$(8.8)	$(0.8)	$0.3	$(1.4)	$(10.7)

For the six months ended June 30, 2012 (Successor)

$ in millions	NYMEX Coal	Heating Oil	FTRs	Power	Total
Change in unrealized gain / (loss)	$(2.0)	$(1.5)	$(0.2)	$2.3	$(1.4)
Realized gain / (loss)	(14.5)	1.4	0.5	(4.4)	(17.0)
Total	$(16.5)	$(0.1)	$0.3	$(2.1)	$(18.4)

Recorded on Balance Sheet:
Partners’ share of gain / (loss)	$(1.2)	$—	$—	$—	$(1.2)
Regulatory (asset) / liability	(0.3)	(0.6)	—	—	(0.9)

Recorded in Income Statement: gain / (loss)
Revenue	—	—	—	0.7	0.7
Purchased power	—	—	0.3	(2.8)	(2.5)
Fuel	(15.0)	0.3	—	—	(14.7)
O&M	—	0.2	—	—	0.2
Total	$(16.5)	$(0.1)	$0.3	$(2.1)	$(18.4)

For the six months ended June 30, 2011 (Predecessor)

$ in millions	NYMEX Coal	Heating Oil	FTRs	Power	Total
Change in unrealized gain / (loss)	$(13.8)	$1.6	$(0.1)	$0.5	$(11.8)
Realized gain / (loss)	3.8	0.9	(0.7)	(2.1)	1.9
Total	$(10.0)	$2.5	$(0.8)	$(1.6)	$(9.9)

Recorded on Balance Sheet:
Partners’ share of gain / (loss)	$(7.4)	$—	$—	$—	$(7.4)
Regulatory (asset) / liability	(2.0)	0.6	—	—	(1.4)

Recorded in Income Statement: gain / (loss)
Revenue	—	—	—	(4.7)	(4.7)
Purchased power	—	—	(0.8)	3.1	2.3
Fuel	(0.6)	1.8	—	—	1.2
O&M	—	0.1	—	—	0.1
Total	$(10.0)	$2.5	$(0.8)	$(1.6)	$(9.9)

The following table shows the fair value and balance sheet classification of DPL’s derivative instruments not designated as hedging instruments at June 30, 2012:

Fair Values of Derivative Instruments Not Designated as Hedging Instruments

at June 30, 2012 (Successor)

$ in millions	Fair Value(1)	Netting(2)	Balance Sheet Location	Fair Value on Balance Sheet
Short-term Derivative Positions
FTRs in a Liability Position	$(0.1)	$—	Other current liabilities	$(0.1)
Forward Power Contracts in an Asset Position	12.1	(1.2)	Other prepayments and current assets	10.9
Forward Power Contracts in a Liability Position	(6.4)	5.0	Other current liabilities	(1.4)
NYMEX-quality Coal Forwards in a Liability Position	(12.9)	7.8	Other prepayments and current assets	(5.1)
Heating Oil Futures in an Asset Position	0.3	(0.3)	Other prepayments and current assets	—
Total Short-term Derivative MTM Positions	(7.0)	11.3		4.3

Long-term Derivative Positions
Forward Power Contracts in an Asset Position	3.9	(0.1)	Other deferred assets	3.8
Forward Power Contracts in a Liability Position	(2.1)	1.0	Other deferred credits	(1.1)
NYMEX-quality Coal Forwards in a Liability Position	(3.6)	3.6	Other deferred assets	—
Total Long-term Derivative MTM Positions	(1.8)	4.5		2.7

Total MTM Position	$(8.8)	$15.8		$7.0

(1)Includes credit valuation adjustment.

(2)Includes counterparty and collateral netting.

The following table shows the fair value and balance sheet classification of DPL’s derivative instruments not designated as hedging instruments at December 31, 2011:

Fair Values of Derivative Instruments Not Designated as Hedging Instruments

at December 31, 2011 (Successor)

$ in millions	Fair Value(1)	Netting(2)	Balance Sheet Location	Fair Value on Balance Sheet
Short-term Derivative Positions
FTRs in an Asset Position	$0.1	$—	Other prepayments and current assets	$0.1
Forward Power Contracts in an Asset Position	9.9	—	Other prepayments and current assets	9.9
Forward Power Contracts in a Liability Position	(6.5)	2.6	Other current liabilities	(3.9)
NYMEX-quality Coal Forwards in a Liability Position	(8.3)	4.6	Other current liabilities	(3.7)
Heating Oil Futures in an Asset Position	1.8	(1.8)	Other prepayments and current assets	—

Total Short-term Derivative MTM Positions	(3.0)	5.4		2.4

Long-term Derivative Positions
Forward Power Contracts in an Asset Position	5.8	—	Other deferred assets	5.8
Forward Power Contracts in a Liability Position	(4.0)	1.3	Other deferred credits	(2.7)
NYMEX-quality Coal Forwards in a Liability Position	(6.2)	6.2	Other deferred credits	—

Total Long-term Derivative MTM Positions	(4.4)	7.5		3.1

Total MTM Position	$(7.4)	$12.9		$5.5

(1)Includes credit valuation adjustment.

(2)Includes counterparty and collateral netting.

Certain of our OTC commodity derivative contracts are under master netting agreements that contain provisions that require our debt to maintain an investment grade credit rating from credit rating agencies.  Even though our debt has fallen below investment grade, our counterparties to the derivative instruments have not requested immediate payment or demanded immediate and ongoing full overnight collateralization of the MTM loss.

The aggregate fair value of DPL’s commodity derivative instruments that are in a MTM loss position at June 30, 2012 is $32.8 million.  This amount is offset by $19.3 million of collateral posted directly with third parties and in a broker margin account which offsets our loss positions on the forward contracts.  This liability position is further offset by the asset position of counterparties with master netting agreements of $3.7 million.  If our counterparties were to call for collateral, we could have to post collateral for the remaining $9.8 million.

11.  Common Shareholder’s Equity

Effective on the Merger date, DPL adopted Amended Articles of Incorporation providing for 1,500 authorized common shares, of which one share is outstanding at June 30, 2012.

On October 28, 2009, the DPL Board of Directors approved a Stock Repurchase Program that permitted DPL to use proceeds from the exercise of DPL warrants by warrant holders to repurchase other outstanding DPL warrants or its common stock from time to time in the open market, through private transactions or otherwise.  This 2009 Stock Repurchase Program was scheduled to run through June 30, 2012, but was suspended in connection with the Merger with The AES Corporation, discussed in Note 2.  In June 2011, 0.7 million warrants were exercised with proceeds of $14.7 million.  Since the Stock Repurchase Program was suspended, the proceeds from the June 2011 exercise of warrants were not used to repurchase stock.

As a result of the Merger involving DPL and AES, the outstanding shares of DPL common stock were converted into the right to receive merger consideration of $30.00 per share.  When the remaining warrants were exercised in March 2012, DPL paid the warrant holders an amount equal to $9.00 per warrant, which is the difference between the merger consideration of $30.00 per share of DPL common stock and the exercise price of $21.00 per share.  This amount was recorded as a $9.0 million liability at the Merger date.  At December 31, 2011, DPL had 1.0 million outstanding warrants which were exercised in March 2012.  At June 30, 2012, there are no remaining warrants outstanding.

ESOP

In October 1992, our Board of Directors approved the formation of a Company-sponsored ESOP to fund matching contributions to DP&L’s 401(k) retirement savings plan and certain other payments to eligible full-time employees.  ESOP shares used to fund matching contributions to DP&L’s 401(k) vested after two, three or five years of service in accordance with the match formula effective for the respective plan match year; other compensation shares awarded vested immediately.

During December 2011, the ESOP Plan was terminated and participant balances were transferred to one of the two DP&L sponsored defined contribution 401(k) plans.  On December 5, 2011, the ESOP Trust paid the total outstanding principal and interest of $68.2 million on the loan with DPL, using the merger proceeds from DPL common stock held within the ESOP suspense account.

12.  Earnings per Share

Basic EPS is based on the weighted-average number of DPL common shares outstanding during the year.  Diluted EPS is based on the weighted-average number of DPL common and common-equivalent shares outstanding during the year, except in periods where the inclusion of such common-equivalent shares is anti-dilutive.  Excluded from outstanding shares for these weighted-average computations were shares held by DP&L’s Master Trust Plan for deferred compensation and unreleased shares held by DPL’s ESOP.

The common-equivalent shares excluded from the calculation of diluted EPS, because they were anti-dilutive, were not material for the three and six months ended June 30, 2011.  Effective with the Merger with AES, DPL is wholly owned by AES and earnings per share information is no longer required.

The following illustrates the reconciliation of the numerators and denominators of the basic and diluted EPS computations:

	Successor			Predecessor
	Three Months Ended June 30,			Three Months Ended June 30,
	2012			2011
$ and shares in millions except			Per			Per
per share amounts	Income	Shares	Share	Income	Shares	Share
Basic EPS	N/A	N/A	N/A	$31.7	114.2	$0.28

Effect of Dilutive Securities:
Warrants		N/A			0.5

Stock options, performance and restricted shares		N/A			0.2

Diluted EPS	N/A	N/A	N/A	$31.7	114.9	$0.28

	Successor			Predecessor
	Six Months Ended June 30,			Six Months Ended June 30,
	2012			2011
$ and shares in millions except			Per			Per
per share amounts	Income	Shares	Share	Income	Shares	Share
Basic EPS	N/A	N/A	N/A	$75.2	114.1	$0.66

Effect of Dilutive Securities:
Warrants		N/A			0.4

Stock options, performance and restricted shares		N/A			0.2

Diluted EPS	N/A	N/A	N/A	$75.2	114.7	$0.66

13.  Contractual Obligations, Commercial Commitments and Contingencies

DPL Inc. — Guarantees

In the normal course of business, DPL enters into various agreements with its wholly owned subsidiaries, DPLE and DPLER and its wholly owned subsidiary, MC Squared, providing financial or performance assurance to third parties.  These agreements are entered into primarily to support or enhance the creditworthiness otherwise attributed to these subsidiaries on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish these subsidiaries’ intended commercial purposes.

At June 30, 2012, DPL had $26.4 million of guarantees to third parties for future financial or performance assurance under such agreements, including $26.1 million of guarantees, on behalf of DPLE and DPLER and $0.3 million of guarantees on behalf of MC Squared.  The guarantee arrangements entered into by DPL with these third parties cover select present and future obligations of DPLE, DPLER and MC Squared to such beneficiaries and are terminable by DPL upon written notice within a certain time to the beneficiaries. The carrying amount of obligations for commercial transactions covered by these guarantees and recorded in our Condensed Consolidated Balance Sheets was $1.0 million at June 30, 2012.

To date, DPL has not incurred any losses related to the guarantees of DPLE’s, DPLER’s and MC Squared’s obligations and we believe it is remote that DPL would be required to perform or incur any losses in the future associated with any of the above guarantees of DPLE’s, DPLER’s and MC Squared’s obligations.

Equity Ownership Interest

DP&L owns a 4.9% equity ownership interest in an electric generation company which is recorded using the cost method of accounting under GAAP.  As of June 30, 2012, DP&L could be responsible for the repayment of 4.9%, or $69.2 million, of a $1,411.4 million debt obligation that features maturities from 2013 to 2040.  This would only happen if this electric generation company defaulted on its debt payments.  As of June 30, 2012, we have no knowledge of such a default.

Commercial Commitments and Contractual Obligations

There have been no material changes, outside the ordinary course of business, to our commercial commitments and to the information disclosed in the contractual obligations table in our Form 10-K for the fiscal year ended December 31, 2011.

Contingencies

In the normal course of business, we are subject to various lawsuits, actions, proceedings, claims and other matters asserted under laws and regulations.  We believe the amounts provided in our Condensed Consolidated Financial Statements, as prescribed by GAAP, are adequate in light of the probable and estimable contingencies.  However, there can be no assurances that the actual amounts required to satisfy alleged liabilities from various legal proceedings, claims, tax examinations and other matters discussed below, and to comply with applicable laws and regulations, will not exceed the amounts reflected in our Condensed Consolidated Financial Statements.  As such, costs, if any, that may be incurred in excess of those amounts provided as of June 30, 2012, cannot be reasonably determined.

Environmental Matters

DPL, DP&L and our subsidiaries’ facilities and operations are subject to a wide range of federal, state and local environmental regulations and laws.  As well as imposing continuing compliance obligations, these laws and regulations authorize the imposition of substantial penalties for noncompliance, including fines, injunctive relief and other sanctions.  In the normal course of business, we have investigatory and remedial activities underway at these facilities to comply, or to determine compliance, with such regulations.  We record liabilities for losses that are probable of occurring and can be reasonably estimated in accordance with the provisions of GAAP.  We have estimated liabilities of approximately $4.3 million for environmental matters.  We evaluate the potential liability related to probable losses quarterly and may revise our estimates.  Such revisions in the estimates of the potential liabilities could have a material adverse effect on our results of operations, financial condition or cash flows.

We have several pending environmental matters associated with our power plants.  Some of these matters could have material adverse impacts on our business and on the operation of the power plants; especially the plants that do not have SCR and FGD equipment installed to further control certain emissions.  Currently, Hutchings and Beckjord are our only coal-fired power plants that do not have this equipment installed.  DP&L owns 100% of the Hutchings station and a 50% interest in Beckjord Unit 6.

On July 15, 2011, Duke Energy, a co-owner at the Beckjord Unit 6 facility, filed their Long-term Forecast Report with the PUCO.  The plan indicated that Duke Energy plans to cease production at the Beckjord Station, including our jointly owned Unit 6, in December 2014.  This was followed by a notification by Duke Energy to PJM, dated February 1, 2012, of a planned April 1, 2015 deactivation of this unit.  Beckjord Unit 6 was valued at zero at the Merger date.

We are considering options for the Hutchings station, but have not yet made a final decision.  DP&L has informed PJM that Hutchings Unit 4 has incurred damage to a rotor and will be deactivated and unavailable for service until at least June 1, 2014, if ever.  In addition, DP&L has notified PJM that Hutchings Units 1 and 2 will be deactivated by June 1, 2015.

DPL revalued DP&L’s investment in the above plants at the estimated fair value for each plant at the Merger date.

Environmental Matters Related to Air Quality

Clean Air Act Compliance

In 1990, the federal government amended the CAA to further regulate air pollution.  Under the CAA, the USEPA sets limits on, among other things, how much of certain designated pollutants can be in the ambient air anywhere in the United States.  The CAA allows individual states to have stronger pollution controls than those set under the CAA, but states are not allowed to have weaker pollution controls than those set for the whole country.  The CAA has a material effect on our operations and such effects are detailed below with respect to certain programs under the CAA.

Cross-State Air Pollution Rule

The Clean Air Interstate Rule (CAIR) final rules were published on May 12, 2005.  CAIR created an interstate trading program for annual NOx emission allowances and made modifications to an existing trading program for SO2.  Appeals brought by various parties resulted in a decision by the U.S. Court of Appeals for the District of Columbia Circuit on July 11, 2008 to vacate CAIR and its associated Federal Implementation Plan (FIP).  On December 23, 2008, the U.S. Court of Appeals issued an order on reconsideration that permits CAIR to remain in effect until the USEPA issues new regulations that would conform to the CAA requirements and the Court’s July 2008 decision.

In an attempt to conform to the Court’s decision, on July 6, 2010, the USEPA proposed the Clean Air Transport Rule (CATR).  CATR was finalized as the Cross-State Air Pollution Rule (CSAPR) on July 6, 2011, but subsequent litigation has resulted in CSAPR’s implementation being delayed indefinitely.  CSAPR creates four separate trading programs:  two SO2 areas (Group 1 and Group 2); and two NOx reduction requirements (annual and ozone season).  Group 1 states (16 states including Ohio) will have to meet a 2012 cap and additional reductions in 2014.  Group 2 states (7 states) will only have to meet the 2012 cap.  We do not believe the rule will have a material effect on our operations in 2012.  The Ohio EPA has a State Implementation Plan (SIP) that incorporates the CAIR program requirements, which remain in effect pending judicial review of CSAPR.  If CSAPR becomes effective, the USEPA is expected to institute a FIP in lieu of state SIPs and allow for the states to develop SIPs for approval as early as 2013.  DP&L is unable to estimate the effect of the new requirements; however, CSAPR could have a material adverse effect on our operations.

Mercury and Other Hazardous Air Pollutants

On May 3, 2011, the USEPA published proposed Maximum Achievable Control Technology (MACT) standards for coal- and oil-fired electric generating units.  The standards include new requirements for emissions of mercury and a number of other heavy metals.  The USEPA Administrator signed the final rule, now called MATS (Mercury and Air Toxics Standards), on December 16, 2011, and the rule was published in the Federal Register on February 16, 2012.  Affected electric generating units (EGUs) will have to come into compliance with the new requirements by April 16, 2015, but may be granted an additional year contingent on Ohio EPA approval.  DP&L is evaluating the costs that may be incurred to comply with the new requirement; however, MATS could have a material adverse effect on our operations and result in material compliance costs.

On April 29, 2010, the USEPA issued a proposed rule that would reduce emissions of toxic air pollutants from new and existing industrial, commercial and institutional boilers, and process heaters at major and area source facilities.  The final rule was published in the Federal Register on March 21, 2011.  This regulation affects seven auxiliary boilers used for start-up purposes at DP&L’s generation facilities.  The regulations contain emissions limitations, operating limitations and other requirements.  In December 2011, the USEPA proposed additional changes to this rule and solicited comments.  Compliance costs are not expected to be material to DP&L’s operations.

On May 3, 2010, the USEPA finalized the “National Emissions Standards for Hazardous Air Pollutants” for compression ignition (CI) reciprocating internal combustion engines (RICE).  The units affected at DP&L are 18 diesel electric generating engines and eight emergency “black start” engines.  The existing CI RICE units must comply by May 3, 2013.  The regulations contain emissions limitations, operating limitations and other requirements.  Compliance costs for DP&L’s operations are not expected to be material.

Carbon and Other Greenhouse Gas Emissions

In response to a U.S. Supreme Court decision that the USEPA has the authority to regulate CO2 emissions from motor vehicles, the USEPA made a finding that CO2 and certain other GHGs are pollutants under the CAA.  Subsequently, under the CAA, USEPA determined that CO2 and other GHGs from motor vehicles threaten the health and welfare of future generations by contributing to climate change.  This finding became effective in January 2010.  On June 26, 2012, the D.C. Circuit Court upheld this finding and other GHG regulations following challenges from industry and state opponents.  On April 1, 2010, USEPA signed the “Light-Duty Vehicle Greenhouse Gas Emission Standards and Corporate Average Fuel Economy Standards” rule.  Under USEPA’s view, this is the final action that renders CO2 and other GHGs “regulated air pollutants” under the CAA.

Under USEPA regulations finalized in May 2010 (referred to as the “Tailoring Rule”), the USEPA began regulating GHG emissions from certain stationary sources in January 2011.  The Tailoring Rule sets forth criteria for determining which facilities are required to obtain permits for their GHG emissions pursuant to the CAA Prevention of Significant Deterioration and Title V operating permit programs.  Under the Tailoring Rule, permitting requirements are being phased in through successive steps that may expand the scope of covered sources over time.  The USEPA has issued guidance on what the best available control technology entails for the control of GHGs and individual states are required to determine what controls are required for facilities on a case-by-case basis.  The ultimate impact of the Tailoring Rule to DP&L cannot be determined at this time, but the cost of compliance could be material.

On April 13, 2012, the USEPA published its proposed GHG standards for new electric generating units (EGUs) under CAA subsection 111(b), which would require certain new EGUs to meet a standard of 1,000 pounds of CO2 per megawatt-hour, a standard based on the emissions limitations achievable through natural gas combined cycle generation.  The proposal anticipates that affected coal-fired units would need to install carbon capture and storage or other expensive CO2 emission control technology to meet the standard.  Furthermore, the USEPA may propose and promulgate guidelines for states to address GHG standards for existing EGUs under CAA subsection 111(d).  These latter rules may focus on energy efficiency improvements at power plants.  We cannot predict the effect of these standards, if any, on DP&L’s operations.

Approximately 99% of the energy we produce is generated by coal.  DP&L’s share of CO2 emissions at generating stations we own and co-own is approximately 16 million tons annually.  Further GHG legislation or regulation finalized at a future date could have a significant effect on DP&L’s operations and costs, which could adversely affect our net income, cash flows and financial condition.  However, due to the uncertainty associated with such legislation or regulation, we cannot predict the final outcome or the financial impact that such legislation or regulation may have on DP&L.

On September 22, 2009, the USEPA issued a final rule for mandatory reporting of GHGs from large sources that emit 25,000 metric tons per year or more of GHGs, including EGUs.  DP&L has submitted to USEPA GHG emission reports for 2012 and 2011.  While this reporting rule will guide development of policies and programs to reduce emissions, DP&L does not anticipate that the reporting rule will itself result in any significant cost or other effect on current operations.

Litigation, Notices of Violation and Other Matters Related to Air Quality

Litigation Involving Co-Owned Plants

On June 20, 2011, the U.S. Supreme Court ruled that the USEPA’s regulation of GHGs under the CAA displaced any right that plaintiffs may have had to seek similar regulation through federal common law litigation in the court system.  Although we are not named as a party to these lawsuits, DP&L is a co-owner of coal-fired plants with Duke Energy and AEP (or their subsidiaries) that could have been affected by the outcome of these lawsuits or similar suits that may have been filed against other electric power companies, including DP&L.  Because the issue was not squarely before it, the U.S. Supreme Court did not rule against the portion of plaintiffs’ original suits that sought relief under state law.

As a result of a 2008 consent decree entered into with the Sierra Club and approved by the U.S. District Court for the Southern District of Ohio, DP&L and the other owners of the J.M. Stuart generating station are subject to certain specified emission targets related to NOx, SO2 and particulate matter.  The consent decree also includes commitments for energy efficiency and renewable energy activities.  An amendment to the consent decree was entered into and approved in 2010 to clarify how emissions would be computed during malfunctions.  Continued compliance with the consent decree, as amended, is not expected to have a material effect on DP&L’s results of operations, financial condition or cash flows in the future.

Notices of Violation Involving Co-Owned Plants

In November 1999, the USEPA filed civil complaints and NOVs against operators and owners of certain generation facilities for alleged violations of the CAA.  Generation units operated by Duke Energy (Beckjord Unit 6) and CSP (Conesville Unit 4) and co-owned by DP&L were referenced in these actions.  Although DP&L was not identified in the NOVs, civil complaints or state actions, the results of such proceedings could materially affect DP&L’s co-owned plants.

In June 2000, the USEPA issued an NOV to the DP&L-operated J.M. Stuart generating station (co-owned by DP&L, Duke Energy, and CSP) for alleged violations of the CAA.  The NOV contained allegations that Stuart station engaged in projects between 1978 and 2000 without New Source Review and Prevention of Significant Deterioration permits that resulted in significant increases in particulate matter, SO2, and NOx.  These allegations are consistent with NOVs and complaints that the USEPA had brought against numerous other coal-fired utilities in the Midwest.  The NOV indicated the USEPA may: (1) issue an order requiring compliance with the requirements of the Ohio SIP; or (2) bring a civil action seeking injunctive relief and civil penalties of up to $27,500 per day for each violation.  To date, neither action has been taken.  DP&L cannot predict the outcome of this matter.

In December 2007, the Ohio EPA issued an NOV to the DP&L-operated Killen generating station (co-owned by DP&L and Duke Energy) for alleged violations of the CAA.  The NOV alleged deficiencies in the continuous monitoring of opacity.  We submitted a compliance plan to the Ohio EPA on December 19, 2007.  To date, no further actions have been taken by the Ohio EPA.

On March 13, 2008, Duke Energy, the operator of the Zimmer generating station, received an NOV and a Finding of Violation (FOV) from the USEPA alleging violations of the CAA, the Ohio State Implementation Program (SIP) and permits for the station in areas including SO2, opacity and increased heat input.  A second NOV and FOV with similar allegations was issued on November 4, 2010.  Also in 2010, USEPA issued an NOV to Zimmer for excess emissions.  DP&L is a co-owner of the Zimmer generating station and could be affected by the eventual resolution of these matters.  Duke Energy is expected to act on behalf of itself and the co-owners with respect to these matters.  DP&L is unable to predict the outcome of these matters.

Notices of Violation Involving Wholly Owned Plants

In 2007, the Ohio EPA and the USEPA issued NOVs to DP&L for alleged violations of the CAA at the Hutchings station.  The NOVs’ alleged deficiencies relate to stack opacity and particulate emissions.  Discussions are under way with the USEPA, the U.S. Department of Justice and Ohio EPA.  On November 18, 2009, the USEPA issued an NOV to DP&L for alleged NSR violations of the CAA at the Hutchings station relating to capital projects performed in 2001 involving Unit 3 and Unit 6.  DP&L does not believe that the projects described in the NOV were modifications subject to NSR.  DP&L is engaged in discussions with the USEPA and the U.S. Department of Justice to resolve these matters, but DP&L is unable to determine the timing, costs or method by which these issues may be resolved.  The Ohio EPA is kept apprised of these discussions.

Environmental Matters Related to Water Quality, Waste Disposal and Ash Ponds

Clean Water Act — Regulation of Water Intake

On July 9, 2004, the USEPA issued final rules pursuant to the Clean Water Act governing existing facilities that have cooling water intake structures.  The rules require an assessment of impingement and/or entrainment of organisms as a result of cooling water withdrawal.  A number of parties appealed the rules.  In April 2009, the U.S. Supreme Court ruled that the USEPA did have the authority to compare costs with benefits in determining best technology available.  The USEPA released new proposed regulations on March 28, 2011, published in the Federal Register on April 20, 2011.  We submitted comments to the proposed regulations on August 17, 2011.  It is anticipated that the final rules will be promulgated in mid-2013.  We do not yet know the effect these proposed rules will have on our operations.

Clean Water Act — Regulation of Water Discharge

In December 2006, we submitted an application for the renewal of the Stuart station NPDES Permit that was due to expire on June 30, 2007.  In July 2007, we received a draft permit proposing to continue our authority to discharge water from the station into the Ohio River.  On February 5, 2008, we received a letter from the Ohio EPA indicating that they intended to impose a compliance schedule as part of the final Permit, that requires us to implement one of two diffuser options for the discharge of water from the station into the Ohio River as identified in a thermal discharge study completed during the previous permit term.  Subsequently, DP&L and the Ohio EPA reached an agreement to allow DP&L to restrict public access to the water discharge area as an alternative to installing one of the diffuser options.  Ohio EPA issued a revised draft permit that was received on November 12, 2008.  In December 2008, the USEPA requested that the Ohio EPA provide additional information regarding the thermal discharge in the draft permit.  In June 2009, DP&L provided information to the USEPA in response to their request to the Ohio EPA.  In September 2010, the USEPA formally objected to a revised permit provided by Ohio EPA due to questions regarding the basis for the alternate thermal limitation.  In December 2010, DP&L requested a public hearing on the objection, which was held on March 23, 2011.  We participated in and presented our position on the issue at the hearing and in written comments submitted on April 28, 2011.  In a letter to the Ohio EPA dated September 28, 2011, the USEPA reaffirmed its objection to the revised permit as previously drafted by the Ohio EPA.  This reaffirmation stipulated that if the Ohio EPA does not re-draft the permit to address the USEPA’s objection, then the authority for issuing the permit will pass to the USEPA.  The Ohio EPA issued another draft permit in December 2011 and a public hearing was held on February 2, 2012.  The draft permit would require DP&L, over the 54 months following issuance of a final permit, to take undefined actions to lower the temperature of its discharged water to a level unachievable by the station under its current design or alternatively make other significant modifications to the cooling water system.  DP&L submitted comments to the draft permit and is considering legal options.  On May 17, 2012, we met with Ohio EPA to discuss this matter.  It is not known what additional actions the agency might take.  Depending on the outcome of the process, the effects could be material on DP&L’s operations.

In September 2009, the USEPA announced that it will be revising technology-based regulations governing water discharges from steam electric generating facilities.  The rulemaking included the collection of information via an industry-wide questionnaire as well as targeted water sampling efforts at selected facilities.  It is anticipated that the USEPA will release a proposed rule by November 2012 with a final regulation in place by early 2014.  At present, DP&L is unable to predict the impact this rulemaking will have on its operations.

In April 2012, DP&L received an NOV related to the construction of the Carter Hollow landfill at the J.M. Stuart station.  The NOV indicated that construction activities caused sediment to flow into downstream creeks.  In addition, the U.S. Army Corps of Engineers issued a Cease and Desist order followed by a notice suspending the previously issued Corps permit authorizing work associated with the landfill.  USEPA has indicated that they may take additional enforcement action.  DP&L has installed sedimentation ponds as part of the runoff control measures to address this issue and is working with the various agencies to resolve their concerns.  This may affect the landfill’s construction schedule and delay its operational date.  DP&L has accrued an immaterial amount for anticipated penalties related to this issue.

Regulation of Waste Disposal

In September 2002, DP&L and other parties received a special notice that the USEPA considers us to be a PRP for the clean-up of hazardous substances at the South Dayton Dump landfill site.  In August 2005, DP&L and other parties received a general notice regarding the performance of a Remedial Investigation and Feasibility Study (RI/FS) under a Superfund Alternative Approach.  In October 2005, DP&L received a special notice letter inviting it to enter into negotiations with the USEPA to conduct the RI/FS.  No recent activity has occurred with respect to that notice or PRP status.  However, on August 25, 2009, the USEPA issued an Administrative Order requiring that access to DP&L’s service center building site, which is across the street from the landfill site, be given to the USEPA and the existing PRP group to help determine the extent of the landfill site’s contamination as well as to assess whether certain chemicals used at the service center building site might have migrated through groundwater to the landfill site.  DP&L granted such access and drilling of soil borings and installation of monitoring wells occurred in late 2009 and early 2010.  On May 24, 2010, three members of the existing PRP group, Hobart Corporation, Kelsey-Hayes Company and NCR Corporation, filed a civil complaint in the United States District Court for the Southern District of Ohio against DP&L and numerous other defendants alleging that DP&L and the other defendants contributed to the contamination at the South Dayton Dump landfill site and seeking reimbursement of the PRP group’s costs associated with the investigation and remediation of the site.  On February 10, 2011, the Court dismissed claims against DP&L that related to allegations that chemicals used by DP&L at its service center contributed to the landfill site’s contamination.  The Court, however, did not dismiss claims alleging financial responsibility for remediation costs based on hazardous substances from DP&L that were allegedly directly delivered by truck to the landfill.  Discovery, including depositions of past and present DP&L employees, is ongoing.  In June 2012, DP&L filed a motion for summary judgment on grounds that the remaining claims for contribution are barred by a statute of limitations.  The plaintiffs opposed that motion and, additionally, have filed a motion seeking Court leave to amend their complaint to add more than 20 new defendants to the case and to recharacterize and re-allege claims against DP&L that the Court dismissed in its February 10, 2011 order.  While DP&L is unable to predict the outcome of these matters, if DP&L were required to contribute to the clean-up of the site, it could have a material adverse effect on its operations.

In December 2003, DP&L and other parties received a special notice that the USEPA considers us to be a PRP for the clean-up of hazardous substances at the Tremont City landfill site.  Information available to DP&L does not demonstrate that it contributed hazardous substances to the site.  While DP&L is unable to predict the outcome of this matter, if DP&L were required to contribute to the clean-up of the site, it could have a material adverse effect on its operations.

On April 7, 2010, the USEPA published an Advance Notice of Proposed Rulemaking announcing that it is reassessing existing regulations governing the use and distribution in commerce of polychlorinated biphenyls (PCBs).  While this reassessment is in the early stages and the USEPA is evaluating information from potentially affected parties on how it should proceed, the outcome may have a material adverse effect on DP&L.  The USEPA has indicated that a proposed rule will be released in late 2012.  At present, DP&L is unable to predict the impact this initiative will have on its operations.

Regulation of Ash Ponds

In March 2009, the USEPA, through a formal Information Collection Request, collected information on ash pond facilities across the country, including those at Killen and J.M. Stuart stations.  Subsequently, the USEPA collected similar information for the Hutchings station.

In August 2010, the USEPA conducted an inspection of the Hutchings station ash ponds.  In June 2011, the USEPA issued a final report from the inspection including recommendations relative to the Hutchings station ash ponds.  DP&L is unable to predict whether there will be additional USEPA action relative to DP&L’s proposed plan or the effect on operations that might arise under a different plan.

In June 2011, the USEPA conducted an inspection of the Killen station ash ponds.  In June 2012, the USEPA issued a draft report from the inspection that noted no significant issues with the ash ponds.  DP&L is unable to predict the outcome this inspection will have on its operations.

There has been increasing advocacy to regulate coal combustion byproducts under the Resource Conservation Recovery Act (RCRA).  On June 21, 2010, the USEPA published a proposed rule seeking comments on two options under consideration for the regulation of coal combustion byproducts including regulating the material as a hazardous waste under RCRA Subtitle C or as a solid waste under RCRA Subtitle D.  The USEPA anticipates issuing a final rule on this topic in late 2012.  DP&L is unable to predict the financial effect of this regulation, but if coal combustion byproducts are regulated as hazardous waste, it is expected to have a material adverse effect on operations.

Notice of Violation Involving Co-Owned Plants

On September 9, 2011, DP&L received a notice of violation from the USEPA with respect to its co-owned J.M. Stuart generating station based on a compliance evaluation inspection conducted by the USEPA and Ohio EPA in 2009.  The notice alleged non-compliance by DP&L with certain provisions of the RCRA, the Clean Water Act NPDES permit program and the station’s storm water pollution prevention plan.  The notice requested that DP&L respond with the actions it has subsequently taken or plans to take to remedy the USEPA’s findings and ensure that further violations will not occur.  Based on its review of the findings, although there can be no assurance, we believe that the notice will not result in any material effect on DP&L’s results of operations, financial condition or cash flow.

Legal and Other Matters

In February 2007, DP&L filed a lawsuit in the United States District Court for Southern District of Ohio against Appalachian Fuels, LLC (“Appalachian”) seeking damages incurred due to Appalachian’s failure to supply approximately 1.5 million tons of coal to two commonly owned plants under a coal supply agreement, of which approximately 570 thousand tons was DP&L’s share.  DP&L obtained replacement coal to meet its needs.  Appalachian has denied liability, and is currently in federal bankruptcy proceedings in which DP&L is participating as an unsecured creditor.  DP&L is unable to determine the ultimate resolution of this matter.  DP&L has not recorded any assets relating to possible recovery of costs in this lawsuit.

In connection with DP&L and other utilities joining PJM, in 2006, the FERC ordered utilities to eliminate certain charges to implement transitional payments, known as SECA, effective December 1, 2004 through March 31, 2006, subject to refund. Through this proceeding, DP&L was obligated to pay SECA charges to other utilities, but received a net benefit from these transitional payments.  A hearing was held and an initial decision was issued in August 2006.  A final FERC order on this issue was issued on May 21, 2010 that substantially supports DP&L’s and other utilities’ position that SECA obligations should be paid by parties that used the transmission system during the timeframe stated above.  Prior to this final order being issued, DP&L entered into a significant number of bilateral settlement agreements with certain parties to resolve the matter, which by design will be unaffected by the final decision.  On July 5, 2012, a Stipulation was executed and filed with the FERC that resolves SECA claims against BP Energy Company (“BP”) and DP&L,  AEP (and its subsidiaries) and Exelon Corporation (and its subsidiaries).  If the Stipulation is approved, DP&L would receive approximately $14.6 million from BP.  DP&L will record the settlement of the BP claims once FERC approval is received.  With respect to these claims, DP&L management has deferred $18.1 million and $17.8 million as of June 30, 2012 and December 31, 2011, respectively, as Other deferred credits representing the amount of unearned income and interest where the earnings process is not complete.  The amount at June 30, 2012 and December 31, 2011 includes estimated earnings and interest of $5.4 million and $5.2 million, respectively.

On September 30, 2011, the FERC issued two SECA-related orders that affirmed an earlier order issued in 2010 by denying the rehearing requests that a number of different parties, including DP&L, had filed.  These orders are now final, but on appeal subject to appellate court review.  These orders do not affect settlements that had been reached with other parties that owed SECA revenues to DP&L or were recipients of amounts paid by DP&L.  For other parties that have not yet previously settled with DP&L, the exact timing and amounts of any payments that would be made or received by DP&L under these orders is still uncertain.

Lawsuits were filed in connection with the Merger seeking, among other things, one or more of the following: to enjoin consummation of the Merger until certain conditions were met, to rescind the Merger or for rescissory damages, or to commence a sale process and/or obtain an alternative transaction or to recover an unspecified amount of other damages and costs, including attorneys’ fees and expenses, or a constructive trust or an accounting from the individual defendants for benefits they allegedly obtained as a result of their alleged breach of duty.  All of these lawsuits, except one, were resolved and/or dismissed prior to the March 28, 2012 filing of our Form 10-K for the fiscal year ending December 31, 2011, and were discussed in that and previous reports we filed.  The last of these lawsuits was dismissed on March 29, 2012.

14.  Business Segments

DPL operates through two segments consisting of the operations of two of its wholly owned subsidiaries, DP&L (Utility segment) and DPLER, including the results of DPLER’s wholly owned subsidiary, MC Squared (Competitive Retail segment).  This is how we view our business and make decisions on how to allocate resources and evaluate performance.

The Utility segment is comprised of DP&L’s electric generation, transmission and distribution businesses which generate and sell electricity to residential, commercial, industrial and governmental customers.  Electricity for the segment’s 24 county service area is primarily generated at eight coal-fired power plants and is distributed to more than 500,000 retail customers who are located in a 6,000 square mile area of West Central Ohio.  DP&L also sells electricity to DPLER and any excess energy and capacity is sold into the wholesale market.  DP&L’s transmission and distribution businesses are subject to rate regulation by federal and state regulators while rates for its generation business are deemed competitive under Ohio law.

The Competitive Retail segment is comprised of the DPLER and MC Squared competitive retail electric service businesses which sell retail electric energy under contract to residential, commercial, industrial and governmental customers who have selected DPLER or MC Squared as their alternative electric supplier.  The Competitive Retail segment sells electricity to approximately 70,000 customers currently located throughout Ohio and in Illinois.  In February 2011, DPLER purchased MC Squared, a Chicago-based retail electricity supplier, which serves more than 5,900 customers in Northern Illinois.  At the end of the second quarter of 2012, MC Squared added approximately 29,000 new customers in Illinois cities as a result of various governmental aggregation agreements.  These new customers have not yet been billed and are not included in the customer counts above.  Due to increased competition in Ohio, since 2010 we have increased the number of employees and resources assigned to manage the Competitive Retail segment and increased its marketing to customers.  The Competitive Retail segment’s electric energy used to meet its sales obligations was purchased from DP&L and PJM.  Intercompany sales from DP&L to DPLER are based on fixed-price contracts for each DPLER customer; the price approximates market prices for wholesale power at the inception of each customer’s contract.  The Competitive Retail segment has no transmission or generation assets.  The operations of the Competitive Retail segment are not subject to cost-of-service rate regulation by federal or state regulators.

Included within the “Other” column are other businesses that do not meet the GAAP requirements for disclosure as reportable segments as well as certain corporate costs which include interest expense on DPL’s debt.

Management evaluates segment performance based on gross margin.  The accounting policies of the reportable segments are the same as those described in Note 1 — Overview and Summary of Significant Accounting Policies.  Intersegment sales and profits are eliminated in consolidation.

The following table presents financial information for each of DPL’s reportable business segments:

Successor

$ in millions	Utility	Competitive Retail	Other	Adjustments and Eliminations	DPL Consolidated

Three Months Ended June 30, 2012
Revenues from external customers	$261.7	$109.9	$10.4	$—	$382.0
Intersegment revenues	84.9	—	0.8	(85.7)	—
Total revenues	346.6	109.9	11.2	(85.7)	382.0

Fuel	68.6	—	0.3	—	68.9
Purchased power	69.3	95.5	0.4	(84.9)	80.3
Amortization of intangibles	—	—	19.2	—	19.2

Gross margin	$208.7	$14.4	$(8.7)	$(0.8)	$213.6

Depreciation and amortization	$36.1	$(0.1)	$(4.9)	$—	$31.1
Interest expense	9.4	0.1	23.1	(0.2)	32.4
Income tax expense (benefit)	15.6	6.5	(9.7)	—	12.4
Net income (loss)	31.3	1.5	(20.9)	—	11.9

Cash capital expenditures	56.3	0.1	0.1	—	56.5
Total assets	3,488.5	76.5	2,443.8	—	6,008.8

Predecessor

Three Months Ended June 30, 2011
Revenues from external customers	$315.9	$102.0	$15.4	$—	$433.3
Intersegment revenues	81.0	—	1.0	(82.0)	—
Total revenues	396.9	102.0	16.4	(82.0)	433.3

Fuel	89.1	—	3.0	—	92.1
Purchased power	104.4	89.5	0.7	(81.0)	113.6

Gross margin	$203.4	$12.5	$12.7	$(1.0)	$227.6

Depreciation and amortization	$33.4	$—	$1.7	$—	$35.1
Interest expense	9.7	0.1	7.9	(0.1)	17.6
Income tax expense (benefit)	15.5	3.3	(2.5)	—	16.3
Net income (loss)	30.8	5.7	(3.7)	(1.1)	31.7

Cash capital expenditures	48.4	—	—	—	48.4

Year Ended December 31, 2011
Total assets	3,525.7	69.9	2,501.5	—	6,097.1

Successor

$ in millions	Utility	Competitive Retail	Other	Adjustments and Eliminations	DPL Consolidated

Six Months Ended June 30, 2012
Revenues from external customers	$574.5	$222.0	$19.5	$—	$816.0
Intersegment revenues	171.7	—	1.7	(173.4)	—
Total revenues	746.2	222.0	21.2	(173.4)	816.0

Fuel	164.2	—	2.1	—	166.3
Purchased power	154.2	192.2	0.4	(171.7)	175.1
Amortization of intangibles	—	—	47.0	—	47.0

Gross margin	$427.8	$29.8	$(28.3)	$(1.7)	$427.6

Depreciation and amortization	$70.8	$0.1	$(8.4)	$—	$62.5
Interest expense	19.0	0.3	43.1	(0.4)	62.0
Income tax expense (benefit)	32.9	9.9	(22.7)	—	20.1
Net income (loss)	69.4	7.5	(43.3)	—	33.6

Cash capital expenditures	109.5	0.5	0.5	—	110.5
Total assets	3,488.5	76.5	2,443.8	—	6,008.8

Predecessor

Six Months Ended June 30, 2011
Revenues from external customers	$690.6	$196.0	$27.3	$—	$913.9
Intersegment revenues	156.1	—	2.0	(158.1)	—
Total revenues	846.7	196.0	29.3	(158.1)	913.9

Fuel	187.7	—	4.2	—	191.9
Purchased power	222.2	167.2	1.1	(156.1)	234.4

Gross margin	$436.8	$28.8	$24.0	$(2.0)	$487.6

Depreciation and amortization	$66.5	$0.1	$3.6	$—	$70.2
Interest expense	19.4	0.1	15.1	(0.1)	34.5
Income tax expense (benefit)	42.5	9.9	(11.3)	—	41.1
Net income (loss)	83.5	11.8	(18.5)	(1.6)	75.2

Cash capital expenditures	90.8	—	0.6	—	91.4

Year Ended December 31, 2011
Total assets	3,525.7	69.9	2,501.5	—	6,097.1